Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

SIERRA PRIVATE HOLDINGS II LTD.,

SIERRA PRIVATE MERGER SUB INC.

and

XURA, INC.

dated as of

May 23, 2016

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
Section 7.10	Construction	73

Section 7.11	Counterparts; Signatures	73

Section 7.12	Lender Limitations	73

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 23, 2016 (the “Agreement Date”) by and among Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), Sierra Private Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Xura, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and (iv) resolved to recommend that the stockholders of the Company approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted, and the board of directors of Parent has unanimously adopted, in each case, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the guarantee of Siris Partners III, L.P. and Siris Partners III Parallel, L.P. (together, the “Guarantors”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”) as specified in the Guarantee; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.2 Closing. Upon the terms and conditions set forth herein, the closing of the Merger (the “Closing”) will take place (a) at the offices of DLA Piper LLP (US) located at 33 Arch Street, 26th Floor, Boston, Massachusetts 02110 on the tenth (10th) Business Day after all of the conditions set forth in Article V have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Subject to the terms and conditions set forth herein, as soon as practicable following the fulfillment or waiver of all of the conditions set forth in Article V, on the Closing Date, the parties shall file the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) together with any required related certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

Section 1.4 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety at the Effective Time to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”) until thereafter amended in accordance with the DGCL and such Surviving Charter.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws, except that the bylaws of the Surviving Corporation shall be amended as of the Effective Time to contain such provisions as are necessary to give full effect to Section 1.4(a) (as so amended, the “Bylaws”).

(c) From and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Bylaws.

Section 1.5 Conversion and Exchange of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, Parent, the Company or any stockholder of the Company or Merger Sub:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (“Shares”) (other than (x) shares of Company Common Stock held by the Company, Parent or Merger Sub or any direct or indirect wholly-owned Subsidiary of either the Company or Parent (“Excluded Shares”) and (y) shares of Company Common Stock with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article I, $25.00 in cash per share, without interest (the per share cash consideration to be issued to the holders of such Shares, the “Merger Consideration”);

(ii) each share of Company Common Stock converted into the Merger Consideration pursuant to Section 1.5(a)(i) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) or Shares represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration for each share covered thereby upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article I;

(iii) each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor and shall cease to exist; and

(iv) each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock, then the Merger Consideration shall be appropriately adjusted; provided that the Company shall be required to comply with Section 4.2 in connection with any such action.

Section 1.6 Company Equity Awards; Company ESPP.

(a) Company Options. Neither Merger Sub nor Parent shall assume any Company Options or substitute for any Company Option any option for Merger Sub or Parent stock, in connection with the Merger or any other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any optionholder, (i) all Unvested Company Options outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option shall be canceled, with each former holder of any such canceled Company Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.9), equal to the product of: (A) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option; and (B) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(b) Company RSUs.

(i) Neither Merger Sub nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Merger Sub or Parent stock, in connection with the Merger or any other Transactions.

(ii) As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, all Unvested Company RSUs outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company RSUs.

(iii) Each Vested Company RSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Vested Company RSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.9) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company RSU; provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Vested Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Vested Company RSU if required in order to comply with Section 409A of the Code.

(c) Company DSUs. Neither Merger Sub nor Parent shall assume any Company DSU or substitute for any Company DSU any similar award for Merger Sub or Parent stock, in connection with the Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company DSU, (i) all Unvested Company DSUs outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company DSUs, and (ii) each Company DSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Company DSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.9) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company DSU; provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company DSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company DSU if required in order to comply with Section 409A of the Code.

(d) Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company Board will adopt such resolutions and take such other actions as may be required to provide that with respect to the Company ESPP: (A) participants in the ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP), (B) no offering period will be commenced after the date of this Agreement, (C) any offering period under the ESPP that is in effect as of the date of this Agreement shall terminate on the fifteenth (15th) Business Day following the date of this Agreement and all amounts credited to the accounts of participants shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP on or prior to the twentieth (20th) Business Day following the date of this Agreement (and such shares shall be treated as other outstanding shares in accordance with Section 1.5 of this Agreement); and (D) the ESPP shall be terminated, effective as of, or prior to, the Effective Time.

(e) Further Actions. The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.6, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary.

Section 1.7 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further registrations or transfers of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Payment Agent or to the Surviving Corporation or Parent, they shall be marked canceled and shall be exchanged as provided in Section 1.8 below.

Section 1.8 Surrender of Certificates.

(a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Payment Agent, separate and apart from its other funds, for the purpose of exchanging Merger Consideration for Certificates and Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares and excluding Company 102 Awards and Company 102 Shares, in respect of which payment shall be transferred directly to the 102 Trustee), cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the 102 Trustee, cash sufficient to pay the aggregate Merger Consideration payable with respect to Company Shares issued or issuable with respect to Company Equity Awards granted and subject to Tax under Section 102(b)(2) and Section 102(b)(3) of the ITO and held by the 102 Trustee (the “Company 102 Shares” and “Company 102 Awards,” respectively), on behalf of holders of Company 102 Awards in accordance with Section 102 of the ITO, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained, pursuant to Section 4.20 (the “102 Amounts”). The 102 Amounts shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the ITO, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained, and shall be released by the 102 Trustee in accordance with the terms and conditions of Section 102 of the ITO and the Option Tax Ruling, if obtained.

(c) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares (as of immediately prior to the Effective Time) (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Payment Agent), (B) if the Interim Option Tax Ruling or the Option Tax Ruling or the Withholding Tax Ruling is/are obtained pursuant to Section 4.20, such form(s) of any other declaration required thereunder to be delivered by the holders of Company Shares and/or Company Equity Awards, in which the beneficial owner of Company Shares provides certain information necessary for Parent to determine, in its reasonable discretion, whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the ITO (in each case, subject to the provisions of this Section 1.8, Section 1.9, and Section 4.20), the Code, or any provision of state, local, Israeli or foreign Law, and/or (C) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(d) Each holder of shares of Company Common Stock (other than Excluded Shares or Dissenting Shares) shall, upon (A) surrender to the Payment Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, such other documents as may be required pursuant to such instructions, and the applicable declaration for Tax withholding purposes and/or a Valid Tax Certificate, or (B) compliance with the reasonable procedures established by the Payment Agent for delivery of Book-Entry Shares, shall be entitled to receive in exchange therefor, the aggregate Merger Consideration in respect thereof and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled, subject to Section 1.9 and Section 4.20. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Payment Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until so surrendered or delivered, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration pursuant to this Article I. Notwithstanding anything to the contrary contained herein, any Merger Consideration payable in respect of Company 102 Shares and Company 102 Awards shall be transferred by Parent to the 102 Trustee, for the benefit of the beneficial owners thereof, and be released by the 102 Trustee to the beneficial holders of such Company 102 Shares, in accordance with the requirements of Section 102 of the ITO and the Interim Option Tax Ruling and the Option Tax Ruling, in accordance with this Section 1.8(d).

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article I.

(f) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Shares may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation and the Payment Agent that such Tax has been paid or is not applicable.

(g) Any portion of the Payment Fund that remains unclaimed or undistributed to holders of Certificates or Book-Entry Shares as of the date that is one (1) year after the Closing Date shall be delivered to or as directed by the Surviving Corporation upon demand, and any such holder who has not previously complied with this Article I shall thereafter look only to the Surviving Corporation for payment of any such holder’s claim for the Merger Consideration, without any interest thereon. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(h) Any portion of the Payment Fund made available to the Payment Agent to pay for Dissenting Shares shall be returned to the Surviving Corporation upon Demand.

Section 1.9 Withholding Rights.

(a) Notwithstanding any other provision of this Agreement, each of the Payment Agent, 102 Trustee, Merger Sub, Parent and the Surviving Corporation (each, a “Payor”) shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines are required to be deducted or withheld and paid over to the appropriate Tax Authority by Payment Agent, Merger Sub, Parent and the Surviving Corporation, from such consideration under the Code, ITO, or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(b) Notwithstanding the provisions of Section 1.9(a), with respect to Israeli Taxes, the Merger Consideration (together with any adjustment) payable to each payment recipient (other than holders of Company 102 Shares, Company 102 Awards and Company Awards subject to Tax pursuant to Section 3(i) of the ITO) shall be retained by the applicable Payor for the benefit of each such payment recipient for a period of one-hundred eighty (180) days from the Closing Date or an earlier date required in writing by a payment recipient (the “Withholding Drop Date”) (during which time unless requested otherwise by the ITA or by the Withholding Tax Ruling, no payments shall be made by a Payor to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate). If a payment recipient delivers, no later than three (3) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate to a Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such payment recipient (subject to withholding on account of non-Israeli Taxes, if applicable). If any payment recipient (i) does not provide a Payor with a Valid Tax Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Payor to release such payment recipient’s portion of the Merger Consideration (together with any adjustment) prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three (3) Business Days before such time, then the amount to be withheld from such payment recipient’s portion of the Merger Consideration (together with any adjustment) shall be calculated according to the applicable withholding rate as reasonably determined by Payor in accordance with applicable Law, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the ITO for the time period between the fifteenth (15th) calendar day of the month following the month during which the Closing Date occurs and the time the relevant payment is made, and calculated in NIS based on a U.S. dollars to NIS exchange rate not lower than the effective exchange rate at the Closing Date.

(c) Any withholding made in New Israeli Shekels with respect to payments made hereunder in U.S. dollars shall be calculated based on a conversion rate not lower than applicable rate on the Closing Date and in such a manner as the Parent reasonably determines to be in compliance with the applicable Law and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

(d) Notwithstanding the provisions of Section 1.9(a) or Section 1.9(b), no amounts will be deducted or withheld under the ITO in connection with payments of any Merger Consideration made to non-Israeli residents that hold Company Equity Awards; provided that such payment recipients provide Payor prior to any payment to them with a valid and executed declaration regarding their non-Israeli residence, in the form agreed to by Parent and the Company. For the avoidance of doubt, the provisions of Section 1.9(a), Section 1.9(b), and Section 1.9(c) with respect to withholding Taxes pursuant to the ITO shall apply with respect to payments of any consideration made to non-Israeli residents that hold Company Equity Awards subject to Tax under Section 102(b)(2) and Section 102(b)(3) of the ITO if such payment recipients fail to provide Payor with such declaration.

Section 1.10 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.5(a)(i), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 1.9 with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 1.5(a)(i).

(b) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL or any other written communication with the Company that relates to a demand for appraisal or payment with respect to Dissenting Shares; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings received by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL), and such shares shall be retired and cancelled.

Section 1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take and shall take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, registration statements and other documents (including exhibits and all information incorporated by reference) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (in each case, each, an “Available Company SEC Document”), other than with respect to Section 2.2, or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of such other sections)) delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedules”), other than with respect to Section 2.2, the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 2.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, foreign qualifications, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and the copy of the certificate of designation of Series A Junior Participating Preferred Stock of the Company which is incorporated by reference as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2015 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 2,500,000 shares of preferred stock, par value $0.01 per share, (“Company Preferred Stock”). As of the close of business on May 20, 2016 (the “Capitalization Date”): (A) 26,143,631 and 25,018,539 shares of Company Common Stock were issued and outstanding, respectively; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 1,125,092 shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options (excluding Company Options granted under the Company ESPP) to purchase 1,321,181 shares of Company Common Stock; (E) 513,500 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (F) 42,463 unvested shares and 26,067 deferred delivery shares of Company Common Stock were subject to issuance pursuant to outstanding Company DSUs; (G) 2,879,243 shares of Company Common Stock were reserved for future issuance under the Stock Plans (excluding the Company ESPP) (including upon exercise of the Company Options); and (H) 826,728 shares of Company Common Stock were reserved for issuance under the Company ESPP, and the aggregate amount of funds held under such plan and available for use in purchasing shares of Company Common Stock, as of May 20, 2016 was approximately $17,000. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of the Stock Plans and the forms of stock option and restricted stock unit agreements evidencing the Company Equity Awards. The Stock Plans are the only plans or programs the Company or any Company Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, performance shares or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Since the Capitalization Date, the Company has not authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any agreement, arrangement or understanding (including any voting agreements, voting trusts or proxies, stockholders agreements, “poison pill” or rights agreement or registration rights agreements) with respect to the voting, registration, sale, purchase or transfer of any capital stock or with respect to other Company securities or securities of any wholly-owned Company Subsidiary.

(b) Except as set forth in Section 2.2(a), (i) as of Capitalization Date, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, restricted shares, restricted stock units, performance shares or units, options, warrants, calls, rights (including stock appreciation rights and contingent value rights), “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (the items described in clauses (i) and (ii) of this Section 2.2(b) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) No shares of Company Common Stock or other equity securities of the Company are owned by any Company Subsidiary.

(d) As of the close of business on May 20, 2016, there were outstanding Company Options (excluding Company Options granted under the Company ESPP) with an exercise price below merger consideration to purchase 586,863 shares of Company Common Stock. The weighted average exercise price of all such Company Options as of the close of business on May 20, 2016 was $21.37 per share.

Section 2.3 Authorization; No Conflict.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. Each of this Agreement and each other Transaction Document that the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board, at a meeting duly called and held, and as of the Agreement Date not subsequently rescinded or modified in any way, duly adopted resolutions (i) adopting this Agreement and the Transactions, including the Merger, (ii) determining that the terms of the Merger and the other Transactions are advisable and fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for their approval, and (iv) recommending that the stockholders of the Company approve the Merger and this Agreement.

(c) Subject to the Company Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) except at set forth in Section 2.3(c) of the Company Disclosure Schedules, result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by the Company under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries pursuant to the terms, conditions or provisions of, any Company Material Contract or (iii) subject to obtaining or making the approvals, filings and notifications referred to in Section 2.3(d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect (excluding the exception in clause (vii) in the definition of Company Material Adverse Effect).

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act, (iii) compliance with the rules of NASDAQ, (iv) compliance with the applicable requirements of the Exchange Act, (v) compliance with the “blue sky” Laws of various states, and (vi) based in part on the representations of Parent and Merger Sub in Section 3.3(b), the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 2.3(d) of the Company Disclosure Schedules, and except where the failure to obtain or take such action, individually or in the aggregate, has not had or would not reasonably be expected to have or result in a Company Material Adverse Effect (excluding the exception in clause (vii) in the definition of Company Material Adverse Effect).

Section 2.4 Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 2.4(a) of the Company Disclosure Schedules.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any Company Subsidiary convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Company Subsidiary, (ii) subscriptions, warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or other obligations of the Company or any Company Subsidiary to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, any Company Subsidiary (the items in clauses (i) through (iii) together with any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary being referred to collectively as the “Company Subsidiary Securities”). There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for Equity Interests in the Company Subsidiaries or as set forth in Section 2.4(b) of the Company Disclosure Schedules, the Company does not own, directly or indirectly, any capital stock and/or other voting securities of or ownership interest in any Person.

Section 2.5 SEC Reports and Financial Statements.

(a) Except as set forth in Section 2.5(a) of the Company Disclosure Schedules, since October 31, 2012, the Company has timely filed or furnished (including within the extension periods permitted under Rule 12b-25 promulgated under the Exchange Act) with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports filed on or prior to the date hereof have complied, and each Company SEC Report filed subsequent to the date hereof will comply, in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports filed on or prior to the date hereof contained, and none of the Company SEC Reports filed subsequent to the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as reflected in the Company Financial Statements or for liabilities incurred since January 31, 2016 in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, which, individually or in the aggregate, has had a Company Material Adverse Effect.

(d) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and a system of internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. Except as disclosed in Company SEC Reports, as of January 31, 2016, (i) no material weakness or significant deficiency was identified in management’s assessment of internal controls and (ii) no fraud, to the Knowledge of the Company, whether or not material, was identified involving management or other employees who have a significant role in internal controls (nor has any such weakness, deficiency or fraud been identified between that date and the date of this Agreement).

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

(f) There are no unconsolidated Company Subsidiaries or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K of the SEC that have not been described in the Company SEC Reports.

(g) The Company has previously made available to Parent true and complete copies of all comment letters received from the SEC and its responses thereto, to the extent that such letters and responses have not been published on the SEC’s EDGAR site. As of the date hereof, there are no outstanding or unresolved comments in letters received from the SEC (or the staff of the SEC) with respect to the Company SEC Reports.

Section 2.6 Absence of Material Adverse Changes, etc. Since January 31, 2016, (a) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice, and (b) between January 31, 2016 and the date of this Agreement, (i) there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any of the Company Subsidiaries has taken any action that would be prohibited by clauses (iv), (v), (vi), (viii), (ix), (xi), (xii), (xiii) or (xviii) (to the extent clause (xviii) relates to the aforementioned clauses) of Section 4.2(b) if taken without the consent of Parent after the date hereof.

Section 2.7 Litigation. Except as set forth in Section 2.7 of the Company Disclosure Schedules, there are no material suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party. There are no material Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries.

Section 2.8 Information Supplied. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 2.9 Broker’s or Finder’s Fees. Except for Goldman Sachs (the “Company Financial Advisor”) no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. Section 2.9 of the Company Disclosure Schedules sets forth the estimated maximum aggregate amount of fees that the Company Financial Advisor may be entitled to in connection with this Agreement and the transactions contemplated hereby.

Section 2.10 Employee Plans.

(a) Section 2.10(a) of the Company Disclosure Schedules sets forth all material Company Employee Benefit Plans and material Company Employee Agreements (collectively, the “Company Plans”), and identifies the country in which such Company Plan is maintained.

(b) Except as set forth in Section 2.10(b) of the Company Disclosure Schedules, with respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Plan and all amendments thereto, if any (but not Company Employee Agreements); (ii) the current summary plan description and any material modifications thereto, if any, or a written summary with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; (iv) the Form 5500 Annual Return/Report and accompanying schedules and attachments for the most recently completed plan year, if any; (v) the most recently prepared actuarial reports and financial statements, if any; and (vi) all material correspondence within the preceding three (3) years to or from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other governmental agency relating to any audit, investigation or voluntary correction of such Company Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter (or, if applicable, is entitled to rely on an advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d) (i) Each Company Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the financial statements included in the currently applicable Available Company SEC Documents which are publicly available prior to the date of this Agreement.

(e) In the last six (6) years, neither the Company nor any Company Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, and neither the Company nor any Company Affiliates otherwise has any liability (including any contingent liability) with respect to, (i) a plan that is subject to Sections 412 of the Code or Section 302 or Title IV of ERISA, or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Employee Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Except as otherwise provided in this Agreement or as set forth in Section 2.10(f) of the Company Disclosure Schedules, neither the execution of this Agreement, Company Stockholder Approval nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any current or former Company Employee to any payment or benefit, including any bonus, retention, severance or retirement payment or benefit; or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Plan.

(g) Neither the execution of this Agreement, Company Stockholder Approval nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will, or would reasonably be expected to, result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No Company Plan, and neither the Company nor any Company Subsidiary, provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(h) Each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects with, and the Company and all Company Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(i) None of the Company, any Company Subsidiary or any Company Plan provides or has an obligation to provide any post-retirement medical benefits (whether insured or self-insured) to any current or former Company Employee (other than coverage mandated by applicable Law, including benefits required to be provided to avoid excise Tax under Section 4980B of the Code). The Company and each Company Affiliate have complied in all material respects with Section 4980B of the Code or Part 6 of Subtitle B under Title I of ERISA or similar applicable Law.

(j) There is no action, suit, investigation, audit, proceeding or claim pending or, to the Knowledge of the Company, threatened against any Company Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(k) Neither the Company nor any Company Subsidiary has been a party to, a sponsoring employer of, or otherwise is under any liability or obligation with respect to any defined benefit pension scheme, final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any of them, for employees working outside of the US. To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has any claim or right in respect of any benefit payable on early retirement or redundancy under an occupational pension scheme which has transferred to the Company or any Company Subsidiary by operation of the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) or any equivalent Laws in any jurisdiction which has implemented the Acquired Rights Directive 2001 or provides for the automatic transfer of employees’ employment. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has discriminated against, or in relation to, any employees on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, or religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits (to the extent such grounds are legally protected categories locally) such that the Company or any Company Affiliate could reasonably be subject to material liability relating thereto.

Section 2.11 Opinion of Financial Advisor. The Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and its Affiliates). A signed copy of such opinion has been made available to Parent solely for informational purposes.

Section 2.12 Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has duly and timely filed all Tax Returns required to be filed by the Company or any Company Subsidiary in the manner prescribed by applicable Law, except as set forth in Section 2.12(a) of the Company Disclosure Schedules, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes due and payable (whether or not shown on such Tax Returns) have been timely paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. Except as set forth in Section 2.12(a) of the Company Disclosure Schedules, there are no jurisdictions in which the Company or any Company Subsidiary is required to file a Tax Return or may be subject to Tax other than the jurisdictions in which the Company or any such Company Subsidiary has filed Tax Returns or paid Taxes. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended January 31, 2016, have been determined in accordance with GAAP on a consistent basis throughout the applicable prior periods. Except as set forth in Section 2.12(a) of the Company Disclosure Schedules, there are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b) Except as set forth in Section 2.12(b) of the Company Disclosure Schedules, there is no claim, audit, action, suit, proceeding or investigation currently pending or, to the Knowledge of the Company, threatened against, or with respect to, the Company or any Company Subsidiary in respect of any income, franchise or other material Tax or material Tax asset. No claim has ever been made or, to the Knowledge of the Company, threatened against, or with respect to, the Company or any Company Subsidiary pursuant to, or with respect to, the Tax Disaffiliation Agreement by and between Comverse Technology, Inc. and Comverse, Inc. dated as of October 31, 2012. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Company or any Company Subsidiary may be subject.

(c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d) None of the Company or any Company Subsidiary will be required to include any item of income or gain in, or exclude any item of deduction or loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code or prepaid amount received, in each case for a taxable period ending on, or prior to, the date of this Agreement. There are no Tax rulings or requests for rulings relating to Taxes for which the Company or any Company Subsidiary may be liable that could affect the Company’s or any Company Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(e) Except as set forth in Section 2.12(e) of the Company Disclosure Schedules: (i) none of the Company or any Company Subsidiary is a party to, or bound by, any Tax allocation, Tax indemnity or Tax sharing agreement (other than ancillary provisions in commercial agreements entered into in the ordinary course of business for the (A) purchase or rental of goods, (B) provision of services, (C) borrowing of money, or (D) rental of real property)), or other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority); (ii) none of the Company or any Company Subsidiary will have any liability pursuant to, or as a result of, any Tax allocation, Tax indemnity or Tax sharing agreement (other than ancillary provisions not applicable to income Taxes in commercial agreements entered into in the ordinary course of business for the (A) purchase or rental of goods, (B) provision of services, (C) borrowing of money, or (D) rental of real property)), or other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) after the date of this Agreement; (iii) none of the Company or any Company Subsidiary has ever been a member of an Affiliated Group, other than the Affiliated Group of which it is presently a member; and (iv) none of the Company or any Company Subsidiary has any liability for the Taxes of any other Person (other than the Company and Company Subsidiaries) under Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.

(f) All Taxes which the Company or any Company Subsidiary is, or has been, required by any Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Authority, and the Company and each Company Subsidiary has complied in all material respects with all reporting requirements related to such Taxes.

(g) Within the past two (2) years, none of the Company or any Company Subsidiary distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code (or any similar provision of state, local or foreign Law) applied.

(h) The transactions effected by this Agreement will not have any adverse impact on the validity or effectiveness of, or the continued qualification for, any material Tax exemptions, Tax holidays or Tax reduction agreements, orders or incentives (“Tax Incentives”) applicable to the Company or any Company Subsidiary and will not result in the recapture of any previously claimed Tax Incentives.

(i) The Law for the Encouragement of Capital Investment, 5719-1959 (the “Encouragement Law”), does not apply to any Israeli Subsidiary. Except as set forth in Section 2.12(i) of the Company Disclosure Schedules, no Israeli Subsidiary has used benefits under the Encouragement Law.

(j) None of the Company nor any of the Company Subsidiaries are subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2. Except as set forth in Section 2.12(i) of the Company Disclosure Schedules, none of the Company or Company Subsidiaries participate, have ever participated in, engage or have ever engaged in any transaction listed in Section 131(g) of the ITO and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of state, local or foreign law).

(k) None of the Company or any Company Subsidiary are or ever have been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(l) The Company and each Company Subsidiary that is formed, located or operates in Israel (an “Israeli Subsidiary”), if required by applicable Law, are duly registered for the purposes of Israeli value added tax and have complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company and its Israeli Subsidiaries (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, other than input that related to fringe benefits to employees or to cars, (ii) have collected and timely remitted to the relevant Governmental Authority all output VAT which they are required to collect and remit under any applicable law; and (iii) have not received a refund or credit for input VAT for which they are not entitled under any applicable law. The non-Israeli Subsidiaries are not required to effect Israeli VAT registration.

Section 2.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have been at all times and are now in compliance, in all material respects, with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests or notices of noncompliance or violation regarding the Company or any Company Subsidiary relating to any liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under, any Environmental Law or for personal injury or property damage due to Hazardous Substances.

(ii) There are no conditions on, at, under or migrating to or from any real property (including groundwater) currently or formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any material liability under any Environmental Laws.

(iii) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(iv) The Company or any of the Company Subsidiaries businesses do not presently anticipate that any expenditure of $250,000 or more (whether for a single project or an aggregate of several projects) over the next five (5) years will be necessary to comply with existing or anticipated Environmental Law requirements applicable to the Company or any Company Subsidiaries’ operations, or to defend and resolve any claims made or threatened under Environmental Laws, and there are no reserves for any such matters.

Section 2.14 Compliance with Laws.

(a) Except as set forth in Section 2.14(a) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is, or since October 31, 2012 has been, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, since October 31, 2012, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Authority. The Company and the Company Subsidiaries have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with applicable anti-bribery and anti-corruption Laws.

(c) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, its directors, officers, employees or agents acting on the Company’s behalf is currently subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council,

the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Company or any Company Subsidiary located, organized or resident in a country or territory that is, as of the date hereof, the subject or the target of Sanctions, including Crimea, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria or (ii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, their respective directors, officers, employees or agents acting on behalf and at the direction of the Company or any Company Subsidiary is engaging in activities sanctionable under or in violation of Sanctions.

(d) Except as would not have a Company Material Adverse Effect, the operations of the Company and the Company Subsidiaries are conducted in compliance with applicable financial recordkeeping and reporting requirements required by Law, including those of the Currency and Foreign Transactions Reporting Act of 1970, the applicable money laundering statutes of all jurisdictions where the Company or any Company Subsidiary conducts business, and the rules and regulations thereunder issued, administered or enforced by an applicable governmental or regulatory agency with jurisdiction therefor, and no action, suit or proceeding by or before any court or governmental or regulatory agency involving the Company or any Company Subsidiary with respect to the such Laws is pending or, to the Knowledge of the Company, threatened.

(e) No Israeli Subsidiary has exported or re-exported, directly or indirectly, in violation of law to any countries that are subject to Israeli export restrictions or to any end-user who to the Knowledge of the Company will utilize any product or technology in the design, development, or production of nuclear, chemical, or biological weapons.

(f) Section 2.14(f) of the Company Disclosure Schedules sets forth a list of licenses received by the Company or any Company Subsidiary to export encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Law.

Section 2.15 Intellectual Property.

(a) Section 2.15(a) of the Company Disclosure Schedules sets forth as of the date hereof a true and complete list of all Registered Intellectual Property and Domain Names, including any pending applications for any of the foregoing, owned or purported to be owned (in whole or in part) by the Company or any Company Subsidiary that has not otherwise been abandoned, expired or cancelled (“Company Registered Intellectual Property”).

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, to the Knowledge of the Company, valid and enforceable, (ii) no Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of Company Registered Intellectual Property, and (iii) the Company or the Company Subsidiaries own exclusively, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to all Company Intellectual Property.

(c) Neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted or permitted any person to retain, any exclusive rights that remain in effect in, any Intellectual Property Right that is or was Company Intellectual Property and is, or at the time of the grant was, material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(d) To the Knowledge of the Company and except as set forth in Section 2.15(d) of the Company Disclosure Schedules or as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company’s conduct of its business as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property Rights of any third party. Except as set forth in Section 2.15(d) of the Company Disclosure Schedules or as would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no Legal Proceeding pending against the Company or any Company Subsidiary, challenging the right of the Company or any Company Subsidiary to exploit any Intellectual Property Rights or use any Intellectual Property that is used in the conduct of the business of Company and the Company Subsidiaries and, to the Knowledge of the Company, no such Legal Proceeding against the Company or any Company Subsidiary is threatened.

(e) To the Knowledge of the Company, except as would not have a Material Adverse Effect, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property or any Intellectual Property Rights exclusively licensed to the Company or any Company Subsidiary.

(f) Except as would not have a Material Adverse Effect, the Company or the Company Subsidiaries own or have the right to use or otherwise exploit all Intellectual Property Rights used or exploited in the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(g) Section 2.15(g) of the Company Disclosure Schedules contains a list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any Company Subsidiary in any Technology or Intellectual Property Rights or agreed to provide any services (including hosted services) related to Technology or Intellectual Property Rights to the Company or any Company Subsidiary (“In-Licenses”), other than Open Source Licenses and any licenses for commercially available, off-the-shelf Software (including Software licensed through software as a service (SaaS) arrangements).

(h) Section 2.15(h) of the Company Disclosure Schedules contains a list of all Contracts pursuant to which the Company or any Company Subsidiary has granted any third party any rights or licenses to any material Company Intellectual Property other than Ordinary Course Licenses, including with respect to any Company Product or any material Technology owned by the Company or any Company Subsidiary (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).

(i) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, during the past three (3) years, all personnel, including employees, agents, consultants and contractors, whose duties include or have included contribution to or participation in the conception or development, or both, of any Intellectual Property or Software for the Company or any Company Subsidiary have executed valid and enforceable confidentiality and invention assignment agreements sufficient to transfer exclusive ownership of the Intellectual Property Rights in and to such Intellectual Property to the Company or the applicable Company Subsidiary without payment of any additional consideration and that contain valid and enforceable waivers of remuneration under any applicable Law (including, with respect to Israeli employees, waivers of the right to claim royalties in Service Inventions as defined in Section 132 of the Israel Patents Law, 1967).

(j) The Company and Company Subsidiaries have taken commercially reasonable steps to protect their rights in all Intellectual Property Rights owned or purported to be owned (in whole or in part) by the Company or any Company Subsidiary as of the date hereof, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all Trade Secrets included therein. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) such Trade Secrets, including the Source Code of any Software owned or purported to be owned (in whole or in part) by the Company or any Company Subsidiary as of the date hereof (collectively, “Company Software”), have not been used, disclosed to or discovered by any person except as permitted pursuant to valid non-disclosure agreements which have not been breached and (ii) there have been no breaches of security that resulted in the disclosure of any such Trade Secrets. No current or contingent rights have been granted to any person other than the Company or Company Subsidiaries to access or possess any material Source Code of any Company Product.

(k) The Company and Company Subsidiaries have taken commercially reasonable steps to protect the security, operation and integrity of their material information technology systems and Software. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the information technology systems and Software of the Company and Company Affiliates and the Company Products are operational, functional and sufficient for the operation of the Company’s and Company Affiliates’ business. Except as would not have a Company Material Adverse Effect, no Company Product uses or incorporates, or is derived from, any Software that is subject to an Open Source License in a manner that requires the licensing or provision of Source Code of such Company Product to any person. The Company and Company Subsidiaries have used industry standard scanning procedures designed to identify and protect against viruses, worms, and other malicious Software routines adversely affecting any Company Products or the information technology systems used in connection with the operation of the Company and Company Subsidiaries. The Company and Company Subsidiaries have commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Company and Company Subsidiaries.

(l) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and Company Subsidiaries have (i) complied with applicable Laws (including the Israel Protection of Privacy Law, 1981) and their respective published privacy policies with respect to the collection, use and disclosure of Personal Data collected, used or held for use by the Company or any Company Subsidiary and (ii) have taken commercially reasonable measures to protect the security, operation, and integrity of Company Data and Personal Information in the Company’s or Company Subsidiaries’ possession. As of the date hereof, (x) the Company and Company Subsidiaries have not been required by applicable Laws to provide notice to an individual or business entity reporting the unauthorized access to or acquisition of Personal Information in the Company’s or Company Subsidiaries’ possession and (y) there are no claims pending or threatened against the Company or Company Subsidiaries alleging a violation of any person’s privacy or Personal Information.

(m) Neither the execution, delivery, and performance of this Agreement, nor the consummation of the Merger and other transactions contemplated by this Agreement, will impair the right of the Company and Company Subsidiaries to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license, or dispose of any Intellectual Property Right that is used in the conduct of the business of Company and the Company Subsidiaries, except where any such impairment, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 2.16 Employment Matters.

(a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those (as applicable locally) relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, retaliation, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes and (ii) there is no charge or complaint which has been asserted or is now pending before any Governmental Authority (including the United States Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Internal Revenue Service, or any other similar federal, state, local or foreign Governmental Authority), and neither the Company nor any of the Company Subsidiaries is under any investigation or audit, with respect to (x) discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category (to the extent such legally protected categories apply locally), or (y) violation of the U.S. Fair Labor Standards Act of 1938, or any other federal, state, local or (if applicable) foreign wage and hour Laws, each as amended.

(d) Neither the Company nor any Company Subsidiary has in the past three (3) years implemented any plant closing or mass layoff, as defined under the WARN, without providing notice in accordance with WARN, and no such actions are currently contemplated, planned or announced.

(e) All employees of the Israeli Subsidiaries (the “Israeli Employees”) are subject to the arrangement set out in Section 14 of the Israeli Severance Pay Law 1963 (“Section 14 Arrangement”) (and, to the extent such Israeli Employee is subject to the Section 14 Arrangement, such arrangement has been applied to such Israeli Employee from the commencement date of their employment and on the basis of their entire salary), and such employees shall have no right to any additional termination or severance rights other than those provided under the Section 14 Arrangement.

(f) Except as set forth in Section 2.16(f) of the Company Disclosure Schedules, the Israeli Subsidiaries are not subject to, and no Israeli Employee benefits from, any extension order (tzavei harchava), except for extension orders which generally apply to all Israeli Employees, and there are no labor organizations representing, and there are no labor organizations purporting to represent or seeking to represent, any Israeli Employees.

Section 2.17 Insurance. Section 2.17 of the Company Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary as well as any historic occurrence-based policies still in force. All such insurance policies are in full force and effect and all related premiums have been paid to date. Neither the Company nor any Company Subsidiary (a) is in breach or default under any such insurance policy and (b) has received written notice of any cancellation or termination with respect to any such insurance policy. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).

Section 2.18 Material Contracts.

(a) Section 2.18(a) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any agreement, contract, plan, lease, arrangement or commitment to which the Company or any of the Company Subsidiaries is a party or bound, except for this Agreement, that:

(i) is with (1) a top 30 customer, distributor, reseller or licensee (determined on the basis of aggregate revenues recognized by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2016) or (2) a top 15 vendor of materials, supplies, goods, services, equipment or other assets (determined on the basis of aggregate purchases made by the Company or the Company Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2016);

(ii) relates to the material disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) owned by the Company or the Company Subsidiaries, which has not been fully performed (other than confidentiality obligations);

(iii) relates to the material acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) (i) entered into since October 31, 2012 or (ii) that contains any outstanding earn-out or other contingent payment obligations of the Company or Company Subsidiaries, which has not been fully performed (other than confidentiality obligations);

(iv) relates to Indebtedness for borrowed money (excluding letters of credit and agreements between or among the Company and the Company Subsidiaries), or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and any intercompany Indebtedness, but excluding any ordinary course trade payables and receivables;

(v) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and the Company Subsidiaries, taken as whole;

(vi) is a material license or other material right in or to use Intellectual Property (other than non-exclusive licenses for commercially available software or hardware with aggregate annual fees of less than $250,000);

(vii) is a settlement, conciliation or similar agreement with an ongoing obligation (x) with any Governmental Authority or (y) which would require the Company or any of the Company Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement for which there is not an accrual;

(viii) contains any standstill or similar agreement pursuant to which the Company or any of the Company Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;

(ix) indemnifies or holds harmless any Person who is now, or was during the past two years prior to the date hereof, a director or executive officer of the Company or Company Subsidiaries (other than pursuant to the articles of incorporation or bylaws or equivalent governing documents of the Company or the Company Subsidiaries or applicable Law);

(x) includes pricing or margin provisions that provide “most favored nation” or similar provisions with respect to pricing;

(xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of the Company Subsidiaries in an amount in excess of $500,000 individually or $1,000,000 in the aggregate;

(xii) restricts payment of dividends or distributions in respect of the capital stock or other Equity Interests of the Company or any of the Company Subsidiaries;

(xiii) limits the freedom of the Company or any Company Subsidiary in any material respect (or that purports, after the Closing to limit the freedom of Parent, the Company or any of their respective Affiliates) to compete in any line of business currently conducted by the Company or any of the Company Subsidiaries or with any Person or in any area;

(xiv) between the Company or any of the Company Subsidiaries, on the one hand, and any director, executive officer or Affiliate (excluding Company Subsidiaries and the Company) of the Company or any of the Company Subsidiaries involving material continuing liabilities or obligations of the Company or the Company Subsidiaries, excluding any Company Plans, ordinary course indemnification agreements and any contracts filed with the Company SEC Reports;

(xv) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act); or

(xvi) constitutes a “material contract” with a related person (as such term is defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports.

(b) Except as set forth in Section 2.18(b) of the Company Disclosure Schedules, each Company Material Contract is a valid and binding agreement of the Company or any Company Subsidiary, as the case may be, and to the Knowledge of the Company, the other parties thereto, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and to general principles of equity). Except as set forth in Section 2.18(b) of the Company Disclosure Schedules, none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, is in default or breach under the terms of any such Company Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for such breaches or defaults as would not have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of each Company Material Contract have been delivered or made available to Parent to the extent such Company Material Contract has not been published on the SEC’s EDGAR site.

Section 2.19 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) The Company or a Company Subsidiary has (i) a valid leasehold interest in each leasehold or subleasehold estate held by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Leased Real Property”) free and clear of all Liens (except for Permitted Liens) pursuant to a lease, sublease, license or similar written agreement

(“Real Property Lease”) and (ii) good and marketable title, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted free and clear of all Liens (except for Permitted Liens). Section 2.19(b) of the Company Disclosure Schedules sets forth a list of all Leased Real Property.

(c) Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 2.20 Governmental Funding. The Company and/or the Company Subsidiaries have applied for and received financial assistance from the Israeli Authority of Technology Innovation and the Office of the Chief Scientist of the Israeli Ministry of the Economy (the “Innovation Authority”), including incentives from the Government of the State of Israel or any agency thereof, granted to the Company or to any Company Subsidiary (including any grant of “approved/privileged enterprise” status under the Israeli Law for the Encouragement of Capital Investment, 5719-1959 (the “Investment Center”)). Neither the Company nor any Company Subsidiary has received any notice of termination or revocation of any subsidies, grants, and incentives from the Government of the State of Israel or any agency thereof, or from any other Governmental Authority, granted to it or for which it has an outstanding application from the Innovation Authority.

Section 2.21 Grants.

(a) Other than as set out in Section 2.21(a) of the Company Disclosure Schedules, no funding from any Governmental Authority, including the Israel Defense Force, nor any facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Persons involved in the development of Company Intellectual Property owed or owes any duty or rights to any Governmental Authority, including the Israel Defense Force, a university, college, other educational institution or research center or any third parties in accordance with any applicable law or any Contract. No Governmental Authority, including the Israel Defense Force, university, college, other educational institution or research center or other third party has any claim or right in or to any Company Intellectual Property.

(b) Section 2.21(b) of the Company Disclosure Schedules provides a complete list of all grants, incentives and subsidies, and applications (pending, outstanding, or otherwise) therefor (collectively, “Grants”) from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Israeli Subsidiaries, including any Grants from Innovation Authority. The Company has provided true and accurate copies of all documents evidencing Grants submitted by the Israeli Subsidiaries and of all letters of approval, and supplements thereto, granted to the Israeli Subsidiaries. The Israeli Subsidiaries are in compliance, in all material respects, with the terms and conditions of their respective Grants and have duly fulfilled, in all material respects, all the undertakings relating thereto. To the Knowledge of the Company there is no event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

Section 2.22 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Sub and Parent in Section 3.12, the Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transaction contemplated hereby from any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL, and accordingly no such Laws or restrictions are applicable to this Agreement or the Transactions.

Section 2.23 Rights Agreement. Prior to the Closing, the Company and the Company Board shall have (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date” (as defined in the Rights Agreement) or in Parent being an “Acquiring Person” (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and (ii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedules”), each of Merger Sub and Parent represents and warrants to the Company as follows:

Section 3.1 Valid Existence. Parent is a private limited company, duly incorporated, validly existing and in good standing under the laws of England and Wales and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a corporation duly organized and validly existing under Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Merger Sub and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to date, of Merger Sub and Parent.

Section 3.2 Authority; Binding Nature of Agreement. Each of Merger Sub and Parent has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent, the performance by each of Merger Sub and Parent of its obligations hereunder and the consummation by each of Merger Sub and Parent of the Transactions have been duly authorized by the boards of directors of each of Merger Sub and Parent. No other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Merger Sub or Parent of its obligations hereunder and the consummation by either Merger Sub or Parent of the Transactions. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a valid and binding obligation of each of Merger Sub and Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

Section 3.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement by Merger Sub and Parent nor the consummation by Merger Sub and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, or other similar organizational documents of Merger Sub or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Judgment or Law applicable to Merger Sub or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Sub or Parent to consummate the Transactions (a “Parent Material Adverse Effect”).

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Merger Sub or Parent in connection with Merger Sub’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Merger Sub or Parent of the Transactions, except for (i) compliance with the DGCL (including, with respect to the filing of the Certificate of Merger), (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of any documents required to be filed with the SEC by Merger Sub or Parent in pursuant to this Agreement or in connection with the Transactions, (iv) the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 3.3(b) of the Parent Disclosure Schedules, and (v) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.4 No Legal Proceedings Challenging the Merger. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Sub or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Sub or Parent challenging the Merger.

Section 3.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

Section 3.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Merger Sub or Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion therein.

Section 3.7 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article II, Merger Sub and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other Transactions.

Section 3.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Merger Sub and Parent and their respective Affiliates and Representatives, Merger Sub and Parent and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Sub and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Sub and Parent are familiar; (b) Merger Sub and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of fraud, Merger Sub and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 3.8, and have relied solely on the results of their own independent investigation and on the representations, warranties, agreements and covenants made by the Company and contained in this Agreement. Accordingly, Merger Sub and Parent acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) except as set forth in this Agreement. Notwithstanding the foregoing, nothing in this Section 3.8 serves to modify or qualify the representations of the Company contained in Article II or the right of the Parent and Merger Sub to rely thereon.

Section 3.9 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, from the Financing Sources (together with all exhibits, annexes, schedules and attachments thereto, the “Debt Commitment Letter” and together with the Redacted Fee Letter, the “Debt Commitment Papers”) and the Redacted Fee Letter, pursuant to which, and subject to the terms and conditions thereof, the Financing Sources have committed to lend the amounts set forth therein to Parent and Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Papers, the “Financing Commitments”) from certain funds affiliated with Siris Capital Group, LLC (“Sponsor”) pursuant to which, and subject to the terms and conditions thereof, Sponsor has caused such funds to commit to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide until such time as this Agreement is terminated, that the Company is a third party beneficiary thereof to the extent set forth therein.

(b) As of the date hereof, each of the Financing Commitments (and each of the respective obligations and commitments contained therein) is in full force and effect and has not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect, and, to Parent’s Knowledge, no such withdrawal, termination, rescission, amendment, supplement or modification is presently contemplated (other than amendments, modifications or terminations that are permitted by Section 4.15). Assuming the due authorization, execution and delivery by each other party thereto, each of the Financing Commitments is a legal, valid and binding obligation of Merger Sub and Parent and (in the case of the Debt Commitment Papers only, to the Knowledge of Merger Sub and Parent), the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except for the Financing Commitments in the form delivered pursuant to Section 3.9(a) and any customary engagement letters and non-disclosure agreements that do not impact the conditionality or amount of the Financing, as of the date hereof, there are no side letters or other agreements, contracts or arrangements relating to the Financing or the Financing Commitments, including any that could affect the conditionality or availability of the Financing, to which Merger Sub, Parent, Sponsor or any of their respective Affiliates is a party. Assuming the accuracy of the representations and warranties in Article II in all material respects, the compliance and performance by the Company of its covenants and agreements set forth in this Agreement in all material respects, to the Knowledge of Parent and Merger Sub, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (x) constitute a default or breach on the part of Merger Sub, Parent or Sponsor and (in the case of the Debt Commitment Papers only, to the Knowledge of Merger Sub and Parent) any of the other parties thereto, under any term of the Financing Commitment, (y) result in a failure of any condition of the Financing Commitments, or (z) result in any portion of the Financing contemplated thereby to be unavailable in an amount equal to the Required Amount, Merger Sub and Parent have fully paid (or caused to be fully paid) any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date hereof and will fully pay (or cause to be fully paid) any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid after the date hereof. Assuming (i) the Financing is funded in accordance with the applicable Financing Commitments and (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (other than those conditions that by their nature are to be satisfied at Closing), the aggregate net proceeds of the Financing (including after giving effect to the maximum amount of flex, including original issue discount flex, contemplated by the Debt Commitment Papers), when combined with Parent’s and Merger Sub’s other sources of funds, will be sufficient for the satisfaction of all of Merger Sub’s and Parent’s obligations under this Agreement to be satisfied at or after Closing on the terms contemplated hereby, including the payment of the aggregate Merger Consideration pursuant to Section 1.8, all amounts to be paid pursuant to Section 1.6, the payment of all associated fees, costs and expenses and all other amounts (including the amount necessary to cause the Debt Payoff), in each case, required to be paid by Parent or Merger Sub at Closing pursuant to this Agreement or the transactions contemplated hereby (the “Required Amount”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing in an amount equal to the Required Amount or that would permit the parties thereunder to reduce the total amount of the Financing to an amount less than the Required Amount, in each case other than as expressly set forth in the Financing Commitments. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Closing), as of the date hereof, neither Merger Sub nor Parent has any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Merger Sub on the date of the Closing or of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Financing Commitments inaccurate in any material respect.

Section 3.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee duly executed by the Guarantors with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantors in favor of the Company (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under such Guarantee.

Section 3.11 Solvency. Neither Merger Sub nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. Assuming the satisfaction (or waiver) of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein, and after giving effect to the Transactions, and payment of the aggregate Merger Consideration pursuant to Section 1.8, all amounts to be paid pursuant to Section 1.6, the payment of all associated fees, costs and expenses of the Merger and the Financing (including (i) any repayment or refinancing of Indebtedness of the Company and the Company Subsidiaries required in connection therewith and (ii) after giving effect to the maximum amount of flex, including original issue discount flex, contemplated by the Debt Commitment Papers) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Merger Sub and Parent to perform all of their obligations under this Agreement, and assuming the satisfaction of the conditions to Merger Sub’s and Parent’s obligations to consummate the Merger, the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 3.12 Ownership of Company Common Stock. None of Merger Sub or Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

ARTICLE IV

COVENANTS

Section 4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of the Effective Time and the termination of this Agreement pursuant to Section 6.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Representatives to: (i) provide Parent, Parent’s Representatives, and other parties thereto (and the Financing Sources and their respective representatives, to the extent required by the Debt Commitment Letter) with reasonable access during normal business hours to the Company’s Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, Contracts and other documents and information relating to the Company; and (ii) provide Parent, Parent’s Representatives and other parties thereto (and in the case of the Financing Sources and their respective representatives, to the extent required by the Debt Commitment Letter) with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent, Parent’s Representatives and other parties thereto may reasonably request. Information obtained by Merger Sub or Parent pursuant to this Section 4.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 4.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided that the Company shall use commercially reasonable efforts to disclose such documents and information in a manner that would not result in such loss or violation.

Section 4.2 Operation of the Company’s Business.

(a) Except (i) as expressly required or expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 4.2(a) or Section 4.2(b) of the Company Disclosure Schedules, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) conduct its business (x) in the ordinary course and in accordance with past practices; and (y) in compliance with all applicable Laws; (B) preserve intact in all material respects its current business organization; (C) use its reasonable best efforts to keep available the services of its current officers and employees and maintain its relations and goodwill with material suppliers, landlords, and other Persons having material business relationships with the Company; and (D) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b) Except (w) as expressly contemplated, required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 4.2(b) of the Company Disclosure Schedules, or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed with respect to the matters set forth in clauses (vi), (vii), (x), (xii), (xiii) or clause (xv) below to the extent related to such foregoing clauses), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) amend the Company Charter Documents or other similar organizational documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise);

(ii) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any

Company Subsidiary Securities, except, with respect to this clause (C), for the delivery of Company Securities by holders of Company restricted shares, Company performance shares, Company restricted stock units, Company performance units or Company deferred stock units to the Company to pay any applicable exercise price and/or Taxes related to the exercise, vesting or delivery in settlement of such awards or pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (x) any shares of the Company stock upon the exercise of Company Equity Awards under the Stock Plans or settlement of Company restricted stock units, Company performance units or Company deferred stock units that are outstanding as of the date hereof in accordance with their terms on the date hereof and (y) any Company Subsidiary Securities to the Company or any other wholly owned Company Subsidiary, or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), provided that the Company may accelerate the vesting of outstanding Company Equity Awards in connection with the termination of Company Employees’ service with the Company pursuant to any such Company Employee’s employment arrangement;

(iv) incur any capital expenditures, or any obligations or liabilities in respect thereof, except for capital expenditures not in excess of $500,000 in the aggregate;

(v) (i) merge or consolidate with any other Person (excluding those only involving Company Subsidiaries), or (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than purchases of inventory and equipment in the ordinary course of business of the Company and the Company Subsidiaries in a manner that is consistent with past practice; other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Material Contract;

(vi) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or Company Subsidiaries’ material assets, securities, properties, interests or businesses, other than (A) sales or purchases of services in the ordinary course of business consistent with past practice, (B) any Permitted Lien and (C) any Lien securing property leased pursuant to a capital lease permitted under Section 4.2(b)(ix);

(vii) without limiting the preceding clause (vi), license, sell, assign, abandon, allow to lapse, transfer, convey, lease or otherwise dispose of any Intellectual Property owned, used or held for use by the Company or any of the Company Subsidiaries, other than in the ordinary course of business consistent with past practice;

(viii) other than in connection with actions permitted by Section 4.2(b)(iv), make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary) in excess of $500,000 in the aggregate, other than reimbursements of employee expenses in the ordinary course of business consistent with past practice;

(ix) create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness, except for Indebtedness related to obligations under capital leases that does not exceed $500,000 in the aggregate;

(x) (A) enter into any contract, agreement, arrangement or understanding that would constitute a Company Material Contract if it had been entered into prior to the date hereof, other than any agreement for the sale of services by the Company or any Company Subsidiary or any other agreement entered into in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, in connection with any action permitted to be taken pursuant to any subsection of this Section 4.2), or (B) amend or modify in any material respect or terminate any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of the Company Subsidiaries (other than expiration of any Company Material Contract in accordance with its terms);

(xi) other than (1) the annual cash bonus payments to certain employees with respect to fiscal year 2015, as described on Section 4.2 of the Company Disclosure Schedule, (2) the cash payments to the Company non-employee directors, as described on Section 4.2 of the Company Disclosure Schedule, or (3) in connection with the treatment of Company Securities, as contemplated by Section 1.6, (A) grant or increase (other than in accordance with the terms of any Company Plan in existence on the date hereof) any severance, retention or termination pay to any Company Service Provider (or materially amend any existing severance pay, retention or termination arrangement with any Company Service Provider), (B) enter into any employment, consulting, change in control, deferred compensation or other similar agreement with any Company Service Provider (or materially amend any such existing agreement, except as required by applicable Law), except with respect to any offer letter with any Company Service Provider whose annual base compensation does not exceed $200,000 and whose offer letter does not provide for any grants of equity awards, deferred compensation or change in control payments, (C) establish, adopt or amend or enter into any Company Plan, except as required by applicable Law, or (D) increase compensation, bonus or other benefits payable to any current or former Company Service Provider, except, with respect to any Company Service Provider whose annual base compensation does not exceed $200,000, increases in annual base compensation of up to 3% in the ordinary course of business consistent with past practice;

(xii) materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or as required by a change in applicable Law;

(xiii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, enter into a Tax allocation agreement, Tax indemnity agreement, or Tax sharing agreement, amend any Tax Return, settle or otherwise compromise any claim, notice, audit report or assessment relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, request any ruling or similar guidance with respect to Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xiv) implement any plant closings or mass layoffs in the U.S. (as those terms are defined under the WARN Act) without first complying with the requirements of the WARN Act; or

(xv) adopt, become a party to, terminate, amend (other than to comply with applicable Law) or provide discretionary benefits under any Company Plan (or any arrangement that would be a Company Plan if in effect as of the date hereof);

(xvi) terminate the employment of any Company Employee with annual base salary in excess of $200,000, other than for “cause” (the term “cause” includes, for example, neglect of duties, breach of applicable policies and procedures, or any other act of misconduct subject to applicable local Laws) and except as contemplated prior to the date hereof pursuant to a restructuring plan or otherwise, or any Company Employee whose termination of employment was communicated prior to the date hereof;

(xvii) change the compensation, bonus or other benefits payable to any current or former Company Employee, other than in the ordinary course of business and consistent with past practice or as required by a Company Plan; or

(xviii) authorize any of, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 4.3 Proxy Statement.

(a) The Company shall use reasonable best efforts to deliver to Parent a reasonably complete initial draft of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) within fifteen (15) Business Days after the date of this Agreement, and as soon as reasonably practicable following the date of this Agreement, and in any event within twenty-five (25) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement to be sent to the holders of Common Shares relating to the meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement, approval of the Merger and approval of any other matters to affect the transactions contemplated hereby as determined by the Parties. Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish all information concerning Parent, Merger Sub and their Affiliates as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) The Company shall promptly notify Parent of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the

SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and, in each case of clauses (i) and (ii), the Company shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and any response to any comments of the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Parent, and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent and, in each case, the Company shall consider in good faith all comments reasonably proposed by Parent. The Company shall not file or mail any document relating to the Company Stockholders’ Meeting or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

Section 4.4 Company Stockholders’ Meeting. The Company shall, in accordance with its Company Charter Documents and applicable Law (and regardless of whether there has occurred Change in Company Board Recommendation), as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholders’ Meeting as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement and (ii) subject to Section 4.5, solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they vote their shares in favor of the Merger (the “Company Board Recommendation”) and shall include such Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made a Change in Company Board Recommendation as permitted by Section 4.5. The Company agrees that its obligation to hold the Company Stockholders’ Meeting pursuant to this Section 4.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Change in Company Board Recommendation by the Company Board, and nothing contained herein shall be deemed to relieve the Company of such obligation, subject to the ability of the Company Board to take the actions set forth in Section 4.5(f). Without limiting the generality of the foregoing, unless the Company Board shall have effected a Change in Company Board Recommendation pursuant to, and in accordance with, the terms of Section 4.5, then the Company Board shall submit this Agreement to the Company’s stockholders without a recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. The Company shall not adjourn, postpone or recess the Company Stockholders’ Meeting without the prior written consent of Parent and shall adjourn, postpone or recess such meeting as directed by Parent in order to obtain a quorum or solicit additional votes (so long as such meeting is not adjourned, postponed or recessed to a date on or after the Outside Date). The Company shall not, unless required by applicable Law, change the record date for the Company Shareholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and any postponement or adjournment of the Company Shareholders’ Meeting shall be effected, to the extent practicable, in a manner that does not require the Company to establish a new record date. The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to cause the applicable proxy solicitor of the Company to advise Parent on a daily basis on each of the last ten Business Days prior to the date of the Company Shareholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

Section 4.5 Acquisition Proposals.

(a) During the period (the “Go-Shop Period”) commencing on the date of this Agreement and continuing until 11:59 p.m. (New York Time) on July 7, 2016 (the day on which the Go-Shop Period ends, the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other agent or representative retained by any of them (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by furnishing information with respect to the Company and the Company Subsidiaries to any Person pursuant to a confidentiality agreement entered into by such Person containing confidentiality terms that are no more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement, including with respect to the terms of the “standstill provision” in the Confidentiality Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall, to the extent not previously provided to Merger Sub or Parent, provide or make available to Merger Sub or Parent any material non-public information concerning the Company or any Company Subsidiary provided or made available to any Person prior to or substantially concurrently to providing such information to such Person, and (ii) participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. From and after the date hereof, the Company shall provide a written report to Parent every five (5) Business Days setting forth the identity of each Person or group of Persons from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and provide to Parent:

(i) a copy of any Acquisition Proposal made in writing and any other written material terms or proposals provided (including financing commitments) to the Company or any of the Company Subsidiaries,

(ii) the identity of the Person or Persons making such Acquisition Proposal,

(iii) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally),

(iv) the total number of parties contacted to date (during the Go-Shop Period),

(v) the number of parties that have affirmatively declined to receive information or enter into discussions regarding an Acquisition Proposal,

(vi) the number of parties that have affirmatively expressed interest in receiving information or entering into discussions regarding an Acquisition Proposal,

(vii) the number of parties that have executed an Acceptable Confidentiality Agreement and

(viii) the number of parties that are currently in discussions with the Company regarding an Acquisition Proposal.

(b) Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by this Section 4.5, from and after the No-Shop Period Start Date, the Company and the Company Subsidiaries shall, and the Company shall cause its and the Company Subsidiaries’ Representatives to, immediately cease any activities permitted by Section 4.5(a) and any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal. With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall terminate such Persons’ access to any data room containing the Company’s or any Company Subsidiaries’ confidential information and use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company.

(c) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party, and except with respect to clauses (iv) and (v) below) or as expressly permitted by this Section 4.5, from the No-Shop Period Start Date continuing until the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the receipt of the Company Stockholder Approval, the Company and the Company Subsidiaries shall not, and the Company shall cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an

Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of the Company Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Parent) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of the Company Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to constitute an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) amend, modify or grant any waiver or release under, any standstill, confidentiality or similar agreement of the Company or any Company Subsidiary or (v) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(d) Notwithstanding anything to the contrary set forth in this Section 4.5, at any time prior the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the receipt of the Company Stockholder Approval, in response to a written and unsolicited Acquisition Proposal (except to the extent solicited in accordance with Section 4.5(a)) that the Company Board determines in good faith (after consultation with its financial advisor and legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that the Company and such Person enter into an Acceptable Confidentiality Agreement; and provided further, that any material non-public information concerning the Company or any Company Subsidiary provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to Merger Sub or Parent, be substantially concurrently provided or made available to Merger Sub or Parent; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(e) The Company shall promptly advise Parent in writing, in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal and shall indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter shall keep Parent reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal.

(f) The Company Board shall not: (A) fail to make, withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation (including any failure to include the Company Board Recommendation in the Proxy Statement, when mailed); (B) adopt, approve, recommend, endorse or otherwise declare advisable (or make any public announcement of its decision to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal; (C) recommend, adopt, approve, or declare advisable, or propose to recommend, adopt, approve or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement); (D) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder; (E) subject to Section 4.5(h), fail to recommend against any Acquisition Proposal within ten (10) Business Days after the commencement of such Acquisition Proposal; or (F) fail to include the Company Board Recommendation in the Proxy Statement or reaffirm such Company Board Recommendation at the request of Parent within five (5) Business Days (each being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, the Company Board may, at any time prior to the receipt of the Company Stockholder Approval, take any of the actions set forth in Section 4.5(f)(i)-(iii) below; provided, however, that prior to taking any such action, the Company complies with Section 4.5(g) of this Agreement:

(i) effect a Change in Company Board Recommendation in response to a material fact, event, change or development that (a) arises after the date hereof and was not known to the Company Board as of or prior to the date hereof and (b) does not involve or relate to an Acquisition Proposal, if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(ii) effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and the Company Board concludes in good faith, after consultation with the Company’s financial advisor, that the Acquisition Proposal constitutes a Superior Proposal; and

(iii) terminate this Agreement pursuant to Section 6.1(d)(iii) (and, if applicable, enter into a Company Acquisition Agreement), if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with the Company’s financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be inconsistent with its fiduciary duties under applicable Law.

(g) Notwithstanding anything to the contrary set forth in Section 4.5(f), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 4.5(f)(i) or Section 4.5(f)(ii); or (ii) terminate this Agreement (and, if applicable, enter into any Company Acquisition Agreement) pursuant to Section 4.5(f)(iii), unless in all such instances: (A) the Company shall have first provided prior written notice to Parent that it is prepared to (x) make a Change in Company Board Recommendation (a “Recommendation Change Notice”), or (y) terminate this Agreement pursuant to Section 6.1(d)(iii) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); and (B) Parent does not make, within three (3) Business Days after the receipt of such notice, a binding proposal that would, in the good-faith judgment of the Company Board (after consultation with outside counsel and, in the case of a Superior Proposal, the Company’s financial advisor), cause such events, facts and circumstances to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be; provided that during this three (3) Business Day period the Company and its representatives shall, to the extent Parent desires to negotiate, negotiate in good faith with Parent and its representatives. Any material changes with respect to events, facts and circumstances mentioned above, or material changes to the financial terms of such Superior Proposal, as the case may be, occurring prior to the Company’s effecting a Change in Company Board Recommendation or terminating this Agreement pursuant to Section 6.1(d)(iii) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new three (3) Business Day period.

(h) Nothing contained in this Section 4.5 or elsewhere in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to the Company’s stockholders with regard to an Acquisition Proposal if, in the good-faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, that any such action taken or statement made that relates to an Acquisition Proposal (other than a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act) shall be deemed to be a Change in Company Board Recommendation unless the Company Board reaffirms the Company Recommendation in such statement or in connection with such action.

Section 4.6 Consents; Filings; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 4.5), the parties hereto will use their respective commercially reasonable best efforts to consummate the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article V to be satisfied, including using commercially reasonable best efforts to make or cause to be made, in cooperation with the other parties hereto and to the extent applicable: (i) within ten (10) Business Days after the Agreement Date, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger; and (ii) as promptly as practicable after the Agreement Date all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Authorities under any other Antitrust Law relating to the Merger. Each party shall use its commercially reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Authority under any Antitrust Law relating to the Merger; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Authority under any Antitrust Law relating to the Merger; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any Antitrust Law relating to the Offer and the Merger, subject to advice of such party’s antitrust counsel; and (D) request early termination of the waiting period under the HSR Act and take all other actions reasonably necessary consistent with this Section 4.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law relating to the Merger. In connection with the foregoing, each party hereto shall use its commercially reasonable best efforts: (w) to give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Authority regarding any investigations, proceedings, filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Authority, in each case under any Antitrust Law relating to the Merger, subject to advice of such party’s antitrust counsel; (x) not to participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Authority in respect of any filings or inquiry under any Antitrust Law relating to the Merger, without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and/or participate therein; (y) if attending a meeting, conference, or conversation with a Governmental Authority under any Antitrust Law relating to the Merger, from which the other party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending, to keep the other reasonably apprised with respect thereto; and (z) to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any Antitrust Law relating to the Merger. Without limiting the foregoing, the Company and Parent shall each use its commercially reasonable best efforts: (1) to avoid the entry of any Governmental Order; and (2) to eliminate every impediment under any Antitrust Law that may be asserted by any Governmental Authority so as to enable the Effective Time to occur as soon as reasonably possible (and in any event, not later than the Outside Date). Any fees and expenses (other than the attorney’s, advisor’s and agent’s fees) payable under the filings, registrations and declarations with Governmental Authorities relating to the transactions contemplated hereby shall be borne equally by the Company and Parent.

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Merger Sub, Parent and the Company shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable best efforts to obtain and maintain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Authorities or other third parties and make all necessary registrations, declarations and filings with all Governmental Authorities or other third parties, including but not limited to the Innovation Authority and the Investment Center that are necessary to consummate the Offer and the Merger. Notwithstanding anything to the contrary herein, Parent shall have control over and lead all communications and strategy relating to obtaining all such actions or non-actions, waivers, consents, approvals, orders, authorizations, registrations, declarations and filings.

(c) For purposes of Section 4.6(a), “commercially reasonable best efforts” shall include (I) contesting and resisting any Legal Proceeding, and to have vacated, lifted, reversed or overturned any Governmental Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any applicable Law; and (II) the obligation by Parent, Merger Sub, and any of their Subsidiaries to offer and consent to, and thereafter to implement, any of the following measures if doing so would enable the parties to avoid, resolve, or lift a Governmental Order or Legal Proceeding or to obtain any Governmental Approval: (i) make any payment to any Governmental Authority as required by applicable Law or the terms of any governmental grant, authorization or permit, (ii) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (iii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iv) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries. Neither Parent nor Merger Sub shall take or cause to be taken any action that it is aware or reasonably should be aware would have the effect of delaying, impairing or impeding the receipt of any Governmental Approvals.

(d) Notwithstanding anything to the contrary set forth in this Agreement, all obligations of Parent or Merger Sub to obtain the Financing will be governed exclusively by Section 4.15 and not this Section 4.6.

Section 4.7 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 4.5, Parent and the Company shall thereafter consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

Section 4.8 Director and Officer Liability.

(a) From and after the Effective Time, the Surviving Corporation shall: (i) indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company or any of the Company Subsidiaries pursuant to the Company Charter Documents, other charter and organizational documents of the Company’s Subsidiaries and the indemnification agreements in existence on the date hereof with any directors and officers of the Company and any of the Company Subsidiaries; and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) charter and bylaws for a period of six (6) years after the Closing, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents.

(b) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 4.8.

(c) Prior to the Effective Time, the Company shall purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of this Section 4.8, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Merger and Merger Sub and Parent shall cause the Surviving Corporation to maintain such “tail” prepaid policy in full force and effect for six (6) years after the Closing; provided, however that (y) in no event shall the Company or the Surviving Corporation be required or permitted to expend for such policies pursuant to this sentence an aggregate amount in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage, and (z) if the aggregate premiums of such insurance coverage exceed such amount and the Company or the Surviving Corporation, as applicable, shall obtain a policy in accordance with this sentence, such policy shall provide the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) Parent shall cause the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any of the Company Subsidiaries pursuant to any written indemnification agreements with the indemnified parties, or any other person entitled to the benefit of this Section 4.8, as applicable.

Section 4.9 Director Resignations. The Company shall provide Parent with a correct and complete list of the directors and officers of the Company and each of the Company Subsidiaries at least ten (10) Business Days prior to the Closing. The Company shall, at the direction of Parent, obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing.

Section 4.10 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warrant of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 6.1(c)(ii) or Section 6.1(d) of this Agreement, as applicable;

(b) to the extent the Company has Knowledge of such notice or communication or the Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

(c) of any material written communication from any Governmental Authority related to the Merger; and

(d) of any proceedings commenced and served upon it or any Company Subsidiaries, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement.

Section 4.11 Transaction Litigation. (a) The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation and (b) the Company (i) shall not, and shall cause the Company Subsidiaries and Representatives not to, compromise, settle, offer or propose to settle, or otherwise take any material action in respect of (A) any Transaction Litigation, (B) any other material civil litigation, investigation, arbitration, proceeding or claim involving or against the Company or any of the Company Subsidiaries set forth in Section 4.11 of the Company Disclosure Schedules, or (C) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of the Company Subsidiaries brought by a Governmental Authority or otherwise involving regulatory action or involving criminal charges or allegations or consent or commit to the taking of any of the foregoing actions, unless in each case Parent shall have consented in advance and in writing and (ii) after receipt of the Company Shareholder Approval, shall, if requested by Parent, use its commercially reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 4.12 Rule 16b-3. Prior to the Effective Date, the Company shall take all such steps as may be required to cause the transactions contemplated by Article I, and any other dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.13 Employee Matters.

(a) For purposes of this Section 4.13, (i) the term “Covered Employees” means employees who are actively employed by the Company or any Company Subsidiary at the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits (including the costs thereof to Company Employee Benefit Plan participants) that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time, except as contemplated prior to the date hereof pursuant to a restructuring plan or otherwise.

(c) During the Continuation Period, Parent shall maintain or cause the Surviving Corporation and its Subsidiaries to maintain employee benefit plans, programs, policies and arrangements for Covered Employees that are substantially similar in the aggregate to the Company Employee Benefit Plans (other than long-term incentives, change in control, retention, transition, stay or similar arrangements) that were in effect immediately prior to the Effective Time, except as contemplated prior to the date hereof pursuant to a restructuring plan or otherwise.

(d) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to, for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(e) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 4.13(e) result in any duplication of benefits for the same period of service.

(f) Notwithstanding the generality of the foregoing, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms and, in each case, subject to Section 4.13(h), all employment, change in control, severance and other compensation plans and agreements existing immediately prior to the execution of this Agreement, which are between the Company or any Company Subsidiary and any director, officer or employee thereof or maintained by the Company or any Company Subsidiary (each, a “Company Agreement”). Parent and the Company hereby agree that the occurrence of the Effective Time shall constitute a “Change in Control” for purposes of all Company Agreements and all Company Benefit Plans in which the term is relevant.

(g) To the extent the Company has failed to properly file any Form 5500 Annual Return/Report with respect to any Company Employee Benefit Plan (including any terminated plan), the Company shall, prior to the Effective Time, take all necessary and appropriate corrective action through the Department of Labor’s Delinquent Filer Voluntary Correction Program to correct such failure.

(h) Nothing in this Section 4.13 shall (i) be construed to create any third-party beneficiary rights; (ii) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.

Section 4.14 Confidentiality. The parties hereto acknowledge that Siris Capital Group, LLC and the Company have previously executed a confidentiality agreement, dated as of October 3, 2013 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. The Confidentiality Agreement shall automatically terminate at the Effective Time without further action by any party thereto.

Section 4.15 Financing.

(a) Each of Merger Sub and Parent shall use their respective reasonable best efforts to consummate and obtain the proceeds of the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments (as replaced, amended, supplemented, modified, waived or superseded to the extent not prohibited by Section 4.15(b) below) on a timely basis to facilitate the Closing when required by Section 1.2, including using their respective reasonable best efforts to: (i) to maintain in effect the Financing Commitments until the Transactions are consummated, (ii) enforce (including through specific performance, litigation or other appropriate proceedings, each of the foregoing pursued in good faith) its rights under the Debt Commitment Papers, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including flex provisions) contained in the Financing Commitments (or on terms not materially less favorable to Parent or Merger Sub than the terms and conditions (including flex provisions) in the Financing Commitments), (iv) satisfy, or cause their Representatives to satisfy, on or prior to the Closing Date (or obtain the waiver of) all conditions in the Financing Commitments and such definitive agreements applicable to it that are within its control and (v) cause (including through litigation pursued in good faith) the Financing Sources who are party to the Debt Financing Commitments and any other person providing Financing to fund the Financing at the Closing (and in any event prior to the Outside Date).

(b) Neither Merger Sub nor Parent shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Financing Commitments or Financing Agreements without the prior written consent of the Company (which may be granted or withheld in the Company’s sole discretion), to the extent such amendments, modifications or waivers would or would reasonably be expected to (i) reduce (or have the effect of reducing) the aggregate amount of aggregate cash proceeds available from the Financing (including by changing the amount of fees to be paid or original issue discount) below an amount that, when combined with Parent’s and Merger Sub’s other sources of funds, is sufficient to fund the Required Amount, or (ii) impose new or additional conditions precedent to the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to be adverse to Merger Sub, Parent or the Company, including any expansion, amendment or modification that would or would be reasonably be expected to (A) prevent or delay or impair the ability of Merger Sub and Parent to consummate the Merger and the other Transactions to be consummated on the Closing Date pursuant to this Agreement, (B) adversely impact the ability of Merger Sub or Parent to enforce its rights or remedies against the other parties to the Financing Commitments or Financing Agreements or (C) make the funding of the Financing on the Closing Date or satisfaction of the conditions precedent to obtaining the Financing on the Closing Date any less likely to occur; provided that, subject to compliance with the other provisions of this Section 4.15, Parent and Merger Sub may amend the Debt Commitment Letter to (1) add and/or replace arrangers, bookrunners, agents or similar entities, (2) modify pricing or implement or exercise any of the flex provisions contained in the Debt Commitment Papers and (3) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Debt Commitment Papers in accordance with the terms thereof. Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver of any of the Financing Commitments or the Financing Agreements. Neither Merger Sub nor Parent shall release or consent to the termination of the obligations of the lenders and other Persons under the Financing Commitments or Financing Agreements, except for (i) replacements of the Debt Commitment Letter with alternative financing commitments pursuant to Section 4.15(d), or (ii) assignments and replacements of lenders under the terms of the syndication of the Financing Commitments in accordance with the terms thereof so long as any such assignment or replacement would not result in any of the circumstances described in the first sentence of this Section 4.15(b).

(c) In the event that any portion of the Financing becomes or would reasonably be expected to become unavailable in the manner contemplated in the Financing Commitments (other than as a result of the termination of the Financing Commitments on the Outside Date pursuant to the terms thereof), Parent shall promptly so notify the Company. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence or in Section 4.15(d)(ii); provided, however, subject to the rules of discovery otherwise applicable, that Parent or Merger Sub need not provide any information that it believes after consultation with external legal counsel to be privileged. Upon the occurrence of any circumstance referred to in the second preceding sentence or in Section 4.15(d)(ii), Merger Sub and Parent shall use their respective reasonable best efforts to arrange and obtain in replacement thereof, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions or other Persons (which such alternative financing (x) shall be in an amount, when combined with Merger Sub’s and Parent’s other source of funds, equal to the Required Amount on terms and conditions that are not materially less favorable, in the aggregate, to Merger Sub and Parent than those in the Financing Commitments (including flex provisions) as in effect on the date hereof and (y) shall not contain any terms that would not be permitted to be effected by an amendment, modification or waiver of the Financing Commitments pursuant to Section 4.15(b)). Notwithstanding anything to the contrary in this Agreement, in no event shall the “reasonable best efforts” of Parent or Merger Sub be deemed or be construed to require Parent or Merger Sub to, and neither Parent nor Merger Sub shall be required to (i) seek equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, (ii) pay any fees in the aggregate in excess of those contemplated by the Financing Commitments as in effect on the date hereof (including any flex provisions contained therein) or (iii) agree to conditionality or economic terms of any Financing that are less favorable than those contemplated by the Financing Commitments as in effect on the date hereof (including any flex provisions contained therein). The definitive agreements entered into pursuant to the first sentence of this Section 4.15(c) or Section 4.15(a)(iii) are referred to in this Agreement, collectively, as the “Financing Agreements.” In the event any new Financing Commitment is obtained as permitted or required in accordance herewith, (A) any reference in this Agreement to the “Financing,” the “Equity Financing” or the “Debt Financing” means the financing contemplated by the Financing Commitment(s) as permitted to be amended, modified or replaced pursuant to this Section 4.15 and the “Debt Commitment Papers” means the Debt Commitment Papers as permitted to be amended, modified or replaced pursuant to this Section 4.15, and (B) any reference in this Agreement to the “Financing Agreements” or the “Financing Commitments” shall be deemed to include the Financing Commitment(s) that are not superseded in accordance herewith by a new Financing Commitment at the time in question and the new Financing Commitment(s) to the extent then in effect. Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of the Financing (or any alternative Financing), the performance by any party to any Financing Commitment of its obligations thereunder nor the completion of any issuance of securities contemplated by the Financing (or any alternative Financing) is a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 5.1 and Section 5.2.

(d) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement entered into in accordance (in each case of the foregoing, in the case of any fee letters, to the extent required by the terms of the applicable Debt Commitment Letter, redacted in a manner consistent with the Redacted Fee Letter) promptly upon their execution, but in any event on the same day as the execution thereof, (ii) without limiting the generality of the immediately following subclause (iii), give the Company written notice as soon as reasonably practicable, but in any event within two (2) Business Days, of (A) any breach or threatened breach of which either Merger Sub or Parent is or becomes aware by any party of any of the Financing Commitments, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement entered into in accordance with this Section 4.15 or any termination or attempted or threatened termination thereof (in each case, whether or not such attempted or threatened termination is valid), (B) if Parent or Merger Sub obtains Knowledge that any of the Financing Commitments ceases to be in full force and effect and the legal, valid, binding and enforceable obligations of Parent or Merger Sub or of the other parties thereto, (C) if Parent or Merger Sub or any of their respective Representatives receives (1) any written notice or (2) other written communication, in each case from any Financing Source with respect to (y) any actual or potential breach, default, termination or repudiation by any party to any of the Debt Commitment Papers or Financing Agreements of any provisions of the Financing Commitments or Financing Agreements or (z) material dispute or disagreement between or among any parties to any of the Financing Commitments or Financing Agreements with respect to the obligation to fund the Financing in an amount equal to the Required Amount at Closing on the terms and conditions set forth in the Financing Commitments or (D) if Parent or Merger Sub receives (1) any written notice or (2) other written communication on the basis of which Parent or Merger Sub believes in good faith that it is reasonably likely that a party to the Financing Commitments will fail to fund the Financing Commitments or reduce the amount of the Financing Commitments and, as a result thereof, the aggregate cash amount of funding commitments thereunder (after giving effect to any corresponding increases), when combined with Parent’s and Merger Sub’s other sources of funds, would be less than the Required Amount (in each case of the foregoing subclauses (A)-(D), provided, however, subject to the rules of discovery otherwise applicable, that Parent or Merger Sub need not provide any information that is privileged or that is requested for purposes of litigation), and (iii) otherwise keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing (or any alternative financing under this Section 4.15).

Section 4.16 Financing Cooperation and Indemnification.

(a) Subject to (x) the last two sentences of Section 4.1 and (y) Section 4.16(b) and Section 4.16(c), prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary and necessary cooperation, at Parent’s sole expense, as may be reasonably requested by Parent to assist Parent in the arrangement of the Debt Financing, which such reasonable best efforts shall include, at Parent’s request:

(i) reasonably cooperating with due diligence efforts of Parent and the Financing Sources, including assisting with the preparation of, and furnishing Parent, in each case, as promptly as reasonably practicable following Parent’s reasonable request, with the customary information regarding the Company and the Company Subsidiaries which is required for the preparation of, pro forma financial statements, credit agreements (and security documentation related thereto) and similar documents required in connection with the Debt Financing, provided that no obligation of the Companies or the Company Subsidiaries under any such credit agreements (or security documentation related thereto) shall be delivered or be effective until substantially concurrently with the Effective Time;

(ii) furnishing Parent as promptly as reasonably practicable following Parent’s reasonable request such financial information regarding the Company and the Company Subsidiaries as is customarily required in connection with the executing of financings of a type similar to the Debt Financing, including (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for the fiscal years ended January 31, 2013, January 31, 2014 and January 31, 2015 and January 31, 2016 (it being agreed by the Parent that such financial statements for the fiscal years ended January 31, 2013, January 31, 2014 and January 31, 2015 have been received), (B) if the Closing Date has not occurred prior to July 5, 2016, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for each fiscal quarter (other than the fourth fiscal quarter) ended at least sixty (60) days prior to the Closing Date, commencing with the fiscal quarter ending April 30, 2016 (in each case of the foregoing subclauses (A) and (B), which such financial statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments) and (C) all other financial information of the Company and the Company Subsidiaries that is specifically requested by Parent from the Company and that is reasonably available to or readily ascertainable by the Company and is required to permit Parent to prepare a pro forma consolidated balance sheet and income statement of the Company and the Company Subsidiaries as of the date of the most recent consolidated balance sheet and income statement delivered pursuant to subclause (B) above for the twelve-month period ending on such date (or subclause (A) in the event that the Closing Date occurs prior to delivery of any statements pursuant to subclause (B) subsequent to the statement delivered pursuant to subclause (A)), as adjusted to give effect to the transactions and the financings contemplated by this Agreement and the Debt Commitment Letters as if such transactions and financings had occurred on such date or on the first day of such period, as applicable, and to such other adjustments as shall be agreed among Parent and the Financing Sources; it being understood and agreed that such financial statements need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (all information required to be delivered pursuant to subclauses (A) through (C), the “Required Information”), which, in the case of all such Required Information, is Compliant, and supplementing the Required Information to the extent that any Required Information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading, as soon as practicable after obtaining Knowledge thereof; provided that (x) the filing by the Company of the required financial statements specified in subclauses (A) and (B) above in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, within such time periods will be deemed to satisfy the foregoing requirements with respect to the Company and the Company Subsidiaries for all purposes of this Agreement and (y) without limiting the generality of Section 4.1, information obtained by Parent and the Financing Sources pursuant to this Section 4.16 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement and the Financing Sources and their respective representatives and advisors shall be considered “Representatives” thereunder and shall agree to be bound thereby by joinder thereto or otherwise;

(iii) [reserved];

(iv) reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest (and perfection thereof) in the collateral and guarantees, in each case, as contemplated by the Debt Commitment Papers and providing related lender protections;

(v) obtaining any authorization or consent reasonably necessary or required in connection with the Financing;

(vi) obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness listed in Section 4.16(a)(vii) of the Company Disclosure Schedules and Liens thereunder which are required to be terminated and released substantially concurrently with the Closing pursuant to the terms and conditions of the Debt Commitment Papers (the “Debt Payoff”);

(vii) furnishing Parent and the Financing Sources promptly (but in any event, at least five (5) days prior to the Closing Date) with all documentation and other information requested by the Financing Sources in writing at least ten (10) days prior to the Closing Date which are required by Governmental Bodies with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(viii) executing and delivering any credit agreements, pledge and security documents, guarantees and other definitive financing documents or requested customary certificates and documents (including a certificate of the chief financial officer of the Company with respect to solvency matters); provided that (A) none of the agreements, documents and certificates shall be executed and delivered, in each case of the foregoing except at and concurrent with the Closing and the respective Representative(s) executing any agreements, documents and certificates shall remain as officers of the Surviving Corporation or the Company Subsidiaries, as applicable, (B) the effectiveness thereof shall be conditioned upon, or only become operative after, the occurrence of the Closing, (C) no personal liability shall be imposed on the officers or employees involved and (D) neither the Company nor any of Company Subsidiaries, nor any of their respective Representatives, shall be required to provide any legal opinion or other opinion of counsel prior to the Closing Date in connection with the Debt Financing; and

(ix) reasonably facilitating the taking all corporate actions reasonably necessary to permit the consummation of the Financing.

(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 4.16): (i) nothing in this Agreement (including this Section 4.16) shall require any such reasonable best efforts to the extent that it would (a) require the Company or any of the Company Subsidiaries or their respective Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses in connection with the Financing that are not contingent upon the Effective Time or incur any actual or potential liability or obligation or give any indemnities in connection with the Financing that are not contingent upon the Effective Time, (b) unreasonably interfere with the ongoing business or operations of the Company and the Company’s Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries, (c) require the Company or any of the Company Subsidiaries to take any action that will conflict with or violate the Company’s Charter Documents, any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of the Company Subsidiaries is a party, (d) require the Company or any of the Company Subsidiaries to enter into or approve any financing or purchase agreement for the Financing prior to the Effective Time, (e) result in any significant interference with the prompt and timely discharge of the duties of any of the Company’s executive officers or senior management, (f) result in or reasonably be expected to result in any officer or director of the Company or any Company Subsidiary or any Representative of any of the foregoing incurring personal liability that with respect to any matters relating to the Financing, (g) require any of the Company or the Company Subsidiaries to consent to the prefiling of UCC-1 financing statements or any other grant of Lien or other encumbrances prior to the Effective Time or (h) require any of the boards of directors (or equivalent bodies) of the Company or any of the Company Subsidiaries to enter into any resolutions or take similar action the effectiveness thereof which is not conditioned upon, or become operative at any time prior to, the occurrence of the Closing unless the directors (or equivalent bodies) shall continue in such role as of the Effective Time and (ii) none of the Company or any of the Company Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect to the Debt Financing in connection therewith in the event the Closing does not occur.

(c) In the event that this Agreement is terminated pursuant to Section 6.1, Parent shall promptly, upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and the Company Subsidiaries in connection with any cooperation contemplated by this Section 4.16. At Parent’s request, the Company shall provide Parent with the Company’s good faith estimate of all reimbursable amounts incurred by the Company or any Company Subsidiary pursuant to this Section 4.16.

(d) Merger Sub and Parent shall, in the event the Closing does not occur, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing and/or the provision of information utilized in connection therewith (other than any information prepared or provided by the Company, any Company Subsidiary or any of their respective Representative) to the fullest extent permitted by applicable Law except, in each case, to the extent resulting from gross negligence or willful misconduct of the Company or any Company Subsidiary or any of their respective Representatives as determined in a final non-appealable judgment by a court of competent jurisdiction.

(e) The Company hereby consents to the use of (i) the financial statements and other information to be provided pursuant to this Section 4.16 and (ii) its and the Company Subsidiaries’ Trademarks and logos, in each case, in connection with the Financing; provided that such Trademarks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any Company Product or Company Intellectual Property Rights.

(f) Subject to the terms and conditions hereof, as of the Closing Date, Parent shall cause the Debt Payoff to be made, satisfied and discharged in full in accordance with the payoff letter(s) governing the same.

Section 4.17 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days thereafter.

Section 4.18 Rule 14d-10 Matters. Prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 6.1, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 4.19 Internal Reorganization. The Company shall initiate the internal reorganization transactions described in Section 4.19 of the Company Disclosure Schedule (the “Internal Reorganization”) in accordance therewith and take reasonable steps to allow the Internal Reorganization to be consummated immediately prior to the Closing. The Company agrees to reasonably cooperate with the Parent with respect to effectuating the Internal Reorganization immediately prior to the Closing; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and (ii) neither the Company nor any Company Subsidiary shall be required to pay any fees or incur any liability in connection with the Internal Reorganization prior to the Effective Time. If this Agreement is terminated in accordance with Article VI, the Parent shall promptly upon by request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any Company Subsidiary in connection with such cooperation. At Parent’s request, the Company shall provide Parent with the Company’s good faith estimate of all reimbursable amounts incurred by the Company or any Company Subsidiary pursuant to this Section 4.19.

Section 4.20 ITA Application.

(a) As soon as practicable after the date of this Agreement, and in any event no later than three (3) Business Days after the date hereof, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA in full coordination with Parent, an application for a ruling (which shall be approved by Parent prior to its submission) confirming that (i) the payment of the Merger Consideration to holders of Company 102 Awards and disposition of the Company 102 Shares in accordance with Section 1.8 shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the ITO) so long as the respective Merger Consideration is deposited with the 102 Trustee until the end of the respective holding period and (ii) the deposit of the respective Merger Consideration with the Payment Agent and the 102 Trustee shall not be subject to any withholding obligation (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Option Tax Ruling”). The Company or applicable Company Subsidiary shall include in the request for the Option Tax Ruling a request to exempt Parent, the Surviving Corporation, the Payment Agent and their respective agents from any withholding obligation. If the Option Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company or applicable Company Subsidiary shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent and any Person acting on its behalf (including the Payment Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to any Company Equity Awards and Company Shares (whether or not subject to Section 102 of the ITO) to the Payment Agent or the 102 Trustee in connection with the Merger (the “Interim Option Tax Ruling”). To the extent that prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained.

(b) Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling (including the Interim Option Tax Ruling). The final text of the Interim Option Tax Ruling and the Option Tax Ruling shall be subject to the prior written consent of Parent or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Interim Option Tax Ruling or the Option Tax Ruling as promptly as practicable. Should Parent’s counsel not attend any meeting with the ITA, the Company shall provide Parent with an update of such meeting or discussion within two Business Days of such meeting or discussion.

(c) As soon as practicable following the date of this Agreement but in no event later than ten (10) Business Days after the date hereof, the Company shall instruct its Israeli counsel, advisors and accountants, in coordination with Parent, to prepare and file with the ITA an application for a ruling that (i) with respect to holders of Company Shares that are non–Israeli residents (as defined in the ITO or as will be determined by the ITA), (A) exempting Parent and its respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Parent and its respective agents on how such withholding is to be executed, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non–Israeli residents; and (ii) with respect to holders of Company Shares that are Israeli residents (as defined in the ITO or as will be determined by the ITA) (other than Company Shares subject to Section 102 of the ITO) (x) exempting Parent and its respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (y) clearly instructing Parent and its respective agents on how such withholding is to be executed, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Withholding Tax Ruling”).

Section 4.21 Takeover Statutes and Rights Agreement. The Company and the Company Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. The Company shall not (i) except as provided in Section 2.23, terminate (or permit the termination of), waive or amend the Rights Agreement, (ii) redeem any rights under the Rights Agreement or (iii) take any action with respect to, or make any determination under, the Rights Agreement that would interfere with Parent consummating the transactions contemplated by this Agreement, in each case without the prior written consent of Parent.

ARTICLE V

CONDITIONS TO MERGER

Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a) Governmental Approvals and Other Actions. The waiting periods applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated, and the consents, approvals, permits, Governmental Orders, declarations or filings with, or notice to, any Governmental Authority (each, a “Governmental Approval”) to the consummation of the Merger set forth on Section 5.1(a) of the Company Disclosure Schedules and all other actions set forth on Section 5.1(a) of the Company Disclosure Schedules.

(b) No Orders. No Law or Governmental Order shall be in effect making illegal, restraining, enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained.

Section 5.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties), individually or in the aggregate, has or would reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 5.2(a) and Section 5.2(b).

Section 5.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of the Company contained in (i) Sections 2.1, 2.2, 2.3, 2.4, 2.9 and 2.22 shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct in all material respects only as of such date or time) and (ii) this Agreement other than those Sections specifically identified in clause (i) of this Section 5.3(a) (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct, disregarding all materiality and Company Material Adverse Effect qualifications contained therein, only as of such date or time), with only such exceptions, in the case of this clause (ii) only, as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that solely for purposes of clause (i) above, if one or more inaccuracies in Section 2.2 would cause the aggregate amount required to be paid by Parent or Merger Sub in connection with the Closing to increase by $2,000,000 or more, such inaccuracy or inaccuracies shall be considered material for purposes of clause (i) of this Section 5.3(a) and a failure of the condition set forth in Section 5.3(a)(i).

(b) The Company shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c) Since January 31, 2016, there shall not have occurred any change, event, circumstance, development or effect that has had or constitutes, individually or in the aggregate, a Company Material Adverse Effect; and

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company and certifying as to the satisfaction of the conditions specified in Section 5.3(a) through Section 5.3(c).

Section 5.4 Frustration of Closing Conditions. None of the Company, Merger Sub or Parent may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after receipt of the Company Stockholder Approval (other than in the case of Section 6.1(a)) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Closing shall have not been consummated on or prior to the close of banking business, New York City time, on November 23, 2016 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the failure of the Closing to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under this Agreement; or

(ii) at any time prior to the Effective Time if any Law or final, non-appealable Governmental Order shall be in effect having the effect of making illegal, restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the consummation of the Merger or any Governmental Approval required hereunder has not been obtained and such failure has the same effect; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting (including any adjournment or postponement thereof); or

(c) by Parent if:

(i) at any time prior to the Closing a Triggering Event shall have occurred; or

(ii) there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (1) give rise to the failure of a condition set forth in Section 5.3 and (2) is incapable of being cured prior to the Outside Date or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date or (B) the date that is thirty (30) calendar days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b); or

(d) by Company if:

(i) there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the Parent or Merger Sub has failed to perform or comply with any of its respective covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (1) give rise to the failure of a condition set forth in Section 5.2 and (2) is incapable of being cured prior to the Outside Date or, if curable, is not cured by the Parent or Merger Sub on or before the earlier of (A) the Outside Date or (B) the date that is thirty (30) calendar days following the receipt by the Parent of written notice from Company of such breach, inaccuracy or failure to perform or comply; provided that Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b); or

(ii) (A) all of the conditions set forth in Section 5.1 and Section 5.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing or unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective material covenants or agreements contained in this Agreement) or, to the extent permitted by Law, waived, (B) Parent shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.2; (C) the Company has irrevocably notified Parent in writing that it stands ready, willing and able to consummate the Merger; provided that it need not stand ready to close over any material violation of Law or Governmental Order arising out of any material breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or any failure of the Parent or Merger Sub to perform or comply with any of its respective material covenants or agreements contained in this Agreement; (D) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(d)(ii) and (E) the Merger shall not have been consummated by the end of such three (3) Business Day period; or

(iii) at any time prior to receiving the Company Stockholder Approval, the Company Board authorizes the Company to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal and to, concurrently with such termination, enter into such Company Acquisition Agreement; provided, that, as a condition precedent to the effectiveness of any such termination (A) the Company shall have paid the Company Termination Fee in accordance with the terms, and at the times, specified in Section 6.3(b) and (B) the Company concurrently shall have entered into such Company Acquisition Agreement.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect; provided,

however, that Section 4.5(f), Section 4.16(d), Section 4.19, this Section 6.2, Section 6.3 and Article VII (and the Confidentiality Agreement and the Guarantee) shall survive the termination of this Agreement and shall remain in full force and effect.

Section 6.3 Expenses; Termination Fees.

(a) Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such cost or expense.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 6.1(c)(i) or by the Company pursuant to Section 6.1(d)(iii), then the Company shall pay to Parent the Company Termination Fee. The Company Termination Fee payable pursuant to this Section 6.3(b) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 6.1(c)(i) and concurrently (or the next Business Day if payment is not feasible on the date of termination) with any termination pursuant to Section 6.1(d)(iii).

(c) If (i) after the date of this Agreement but prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have become publicly known and not withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 6.1(b)(i) or Section 6.1(b)(iii) (unless the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii) but for such termination pursuant to Section 6.1(b)(i) or Section 6.1(b)(iii)) or (B) by Parent pursuant to Section 6.1(c)(ii) (unless the Company Termination Fee provided in Section 6.3(b) has already been paid pursuant to the terms thereof), and (iii) within nine (9) months after such termination, the Company enters into a definitive written agreement for, or consummates, any Acquisition Transaction which, for the avoidance of doubt, need not be with the party to such Acquisition Proposal referenced in Section 6.3(c)(i), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the earlier of the date such definitive written agreement is signed or the consummation of such Acquisition Transaction; provided that solely for purposes of this Section 6.3(c), all references to 20% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii), then Parent shall pay to the Company the Parent Termination Fee. The Parent Termination Fee payable pursuant to this Section 6.3(d) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii) (it being understood that in no event shall the Parent Termination Fee be payable on more than one occasion).

(e) All payments under this Section 6.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the party to whom payment is owed.

(f) Subject to Section 7.6 and notwithstanding any other provision of this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees on behalf of itself and its Affiliates that its receipt of the Company Termination Fee pursuant to Section 6.3(b)

or Section 6.3(c), shall, except in the case of fraud or willful or intentional breach, constitute the sole and exclusive remedy under this Agreement of Parent, Merger Sub and each of their Affiliates and Representatives, and the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, each of their Affiliates and Representatives and any other Person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, their respective Affiliates or Representatives or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or its Affiliates arising out of or in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee due pursuant to Section 6.3, and, in order to obtain such payment, Parent or the Company commences litigation that results in an award against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such litigation, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(h) Notwithstanding anything to the contrary contained in this Agreement, the Company agrees and acknowledges that, except as expressly permitted by Section 7.6, if Parent and Merger Sub fail to effect the Merger or otherwise are in breach of this Agreement, then (i) the Company’s sole and exclusive remedy against Parent, Merger Sub, any debt or equity financing source, any Guarantor, or any of their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Parent Related Parties”), whether at law or equity, in contract, in tort or otherwise, shall be to terminate this Agreement in accordance with Section 6.1(d)(i) or Section 6.1(d)(ii) and to collect, if due, the Parent Termination Fee and any other amounts payable pursuant to Section 4.16, Section 4.19 and Section 6.3(g) or under the Guarantee, (ii) the payment of the Parent Termination Fee shall be deemed liquidated damages for any and all direct or indirect losses or damages of any kind, character or description incurred or suffered by the Company or any other Person in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, and (iii) no other Parent Related Party shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby (except that Siris Capital Group, LLC shall also be obligated with respect to the Confidentiality Agreement, Parent shall also be obligated with respect to the expense reimbursement and indemnification obligations pursuant to Section 4.16 and Section 4.19, and the Guarantors shall also be obligated pursuant to the terms and conditions of the Guarantee (collectively, the “Additional Amounts”)). For the avoidance of doubt, under no circumstances shall the Company be (x) entitled to collect the Parent Termination Fee on more than one occasion (or, after the receipt thereof, any portion thereof or any further funds or amounts) or (y) permitted or entitled to receive both a grant of specific performance as contemplated by Section 7.6 and any money damages, including all or any portion of the Parent Termination Fee. The Company further agrees that in the event of termination the maximum aggregate liability of Parent, Merger Sub and all of the other Parent Related Parties, taken as a whole, shall be limited to an amount equal to the amount of the Parent Termination Fee, and in no event shall the Company seek to recover, or be entitled to recover, any money damages or other losses or damages of any kind, character or description in excess of such amount, except that such limitation of liability shall in no event or circumstance apply to any Additional Amounts that may be due or payable by any Parent Related Party pursuant to the terms of this Agreement (including for such purposes the Guarantee or the Confidentiality Agreement). In no event shall the Company seek to recover, or be entitled to recover, monetary damages from any Parent Related Party, other than Parent and Merger Sub under this Agreement or the Guarantors under the Guarantee. The Company hereby covenants and agrees that it shall not, and shall cause the Company Subsidiaries not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Financing Commitments, the Guarantee or the negotiation, execution, performance, abandonment or termination of the transactions contemplated hereby or thereby (whether at law or in equity, under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil)) against Parent or any Parent Related Party except for claims: (i) against Parent and/or Merger Sub in accordance with and pursuant to the terms of this Agreement; (ii) against Parent and/or Merger Sub for indemnification or expense reimbursement under Section 4.16 and Section 4.19, (iii) against the Guarantors under the Guarantee, subject to the terms and limitations thereof; (iv) against the parties to the Equity Commitment Letter for specific performance of their respective obligations under the Equity Commitment Letter, subject to the terms and limitations thereof if, and only if, the conditions of Section 7.6(a) (in case of the foregoing, other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied (or waived); and (v) against Siris Capital Group, LLC under the Confidentiality Agreement, subject to the terms and limitations thereof (the claims described in clauses (i) through (v) collectively, the “Retained Claims”). Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) hereby waives any rights or claims against any Debt Financing Source or any of its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, including the Financing Sources, the “Debt Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and each of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letters. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Company (or any of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 6.3(h) shall in any way limit or modify the rights and obligations of Parent or Merger Sub (nor, following the Closing Date, the Company as the Surviving Corporation) under the Debt Commitment Letters or the Financing Agreements.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, by written agreement signed by all of the parties hereto. Notwithstanding anything to the contrary contained herein, the Financing Sources Provisions (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any Financing Sources Provisions) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 7.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Merger Sub or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.3 No Additional Representations; No Survival. To the fullest extent permitted by applicable Law, none of the Company, Merger Sub, Parent, their respective Affiliates or their respective Subsidiaries, stockholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to any other party hereto, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to such party, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives, including in respect of the specific representations and warranties of the Company set forth in Article II of this Agreement and in respect of the specific representations and warranties of Merger Sub and Parent set forth in Article III of this

Agreement, except as and only to the extent expressly set forth in this Agreement with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Expiration Date. This Section 7.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Expiration Date.

Section 7.4 Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) the directors and officers of the Company (with respect to matters covered by Section 4.8 and this Section 7.4), (ii) the Financing Sources (with respect to the Financing Sources Provisions) and (iii) the Parent Related Parties (with respect to Section 6.3(h)).

Section 7.5 Applicable Law; Jurisdiction.

(a) Subject to Section 7.12, this Agreement and all actions (whether at Law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Merger shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of another jurisdiction.

(b) SUBJECT TO Section 7.12, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED SOLELY AND EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.5(c).

Section 7.6 Specific Enforcement.

(a) Subject to the remainder of this Section 7.6, the parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and, at the non-breaching party’s election, such non-breaching party shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts chosen in Section 7.5(b). Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Merger Sub to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Closing, all the conditions set forth in Section 5.1 and Section 5.3 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing);

(ii) the Debt Financing (or, in the case alternative debt financing has been obtained in accordance with Section 4.15(c) for all the Debt Financing, such alternative debt financing) has been funded or would be funded in accordance with the terms thereof at the Closing, if the Equity Financing is funded at the Closing;

(iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2, and

(iv) the Company has irrevocably confirmed to Parent in writing that (A) all conditions in Section 5.1 and Section 5.2 have been satisfied or that it is willing to waive any such open conditions, and (B) if specific performance is granted and if the Equity Financing and the Debt Financing were funded, the Closing would occur.

(b) For the avoidance of doubt, (i) in no event shall the exercise of the Company’s right to seek specific performance or other equitable relief pursuant to this Section 7.6 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement in accordance with the terms hereof and be paid the Parent Termination Fee (provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring pursuant to this Section 7.6 and the payment of all or any portion of the Parent Termination Fee) plus any Additional Amounts and (ii) the Company’s right to seek specific performance pursuant to this Section 7.6 shall include the right of the Company to cause Parent and/or Merger Sub to fully enforce the terms of the Debt Financing Papers, including by requiring Parent and/or Merger Sub to file one or more lawsuits against any party to the Debt Financing Papers to fully enforce the obligations of such party therein. Subject to Section 7.6(a), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Parent and Merger Sub may assign, in their sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent, effective with the Effective Date, or as collateral to the applicable Debt Financing Sources in connection with the Debt Financing without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 7.8 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.8):

if to Merger Sub or Parent:

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Attention: Frank Baker and Peter Berger

Facsimile No.: 212-231-2680

E-mail: baker@siriscapital.com and berger@siriscapital.com

with a copy to (which copy shall not constitute notice):

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Dan Clivner and Vijay Sekhon

Facsimile No.: 310-595-9501

E-mail: dclivner@sidley.com and vsekhon@sidley.com

if to the Company:

Xura, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

E-mail: roy.luria@xura.com

Attention: Roy Luria, Executive Vice President, General Counsel

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

2525 E. Camelback Rd, Suite 1000

Phoenix, AZ 85016

E-mail: steven.pidgeon@dlapiper.com

Attention: Steven Pidgeon, Esq.

Section 7.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties shall negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.10 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual dataroom set up by the Company in connection with this Agreement.

Section 7.11 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 7.12 Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross claim or third party claim of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources (which defined term for the purposes of this provision shall include the Financing Sources and their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Debt Commitment Letter) in any way relating to this Agreement or any of the Transactions, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the Company and the Company Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source, in any way relating to this Agreement, the Debt Financing or any of the Transactions, or in respect of any other document or any of the transactions contemplated hereby or thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise and (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Company and the Company Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third party beneficiaries of, and shall be entitled to the protections of this provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SIERRA PRIVATE HOLDINGS II LTD.

By:	/s/ Frank Baker
Name:	Frank Baker
Title:	Director

SIERRA PRIVATE MERGER SUB INC.

By:	/s/ Frank Baker
Name:	Frank Baker
Title:	Chief Executive Officer

XURA, INC.

By:	/s/ Philippe Tartavull
Name:	Philippe Tartavull
Title:	President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
102 Amounts	Section 1.8(b)
Acceptable Confidentiality Agreement	Section 4.5(a)
Additional Amounts	Section 6.3(h)
Agreement	Preamble
Agreement Date	Preamble
Available Company SEC Documents	Article II Preamble
Book-Entry Shares	Section 1.5(a)(ii)
Bylaws	Section 1.4(b)
Capitalization Date	Section 2.2(a)
Certificate	Section 1.5(a)(ii)
Certificate of Merger	Section 1.2
Change in Company Board Recommendation	Section 4.5(f)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company 102 Awards	Section 1.8(b)
Company 102 Shares	Section 1.8(b)
Company Agreement	Section 4.13(f)
Company Board	RECITALS
Company Board Recommendation	Section 4.4
Company Charter Documents	Section 2.1
Company Disclosure Schedules	Article II Preamble
Company Financial Advisor	Section 2.9
Company Financial Statements	Section 2.5(c)
Company Material Contract	Section 2.18
Company Plans	Section 2.10(a)
Company Preferred Stock	Section 2.2(a)
Company Registered Intellectual Property	Section 2.15(a)
Company SEC Reports	Section 2.5(a)
Company Securities	Section 2.2(b)
Company Software	Section 2.15(j)
Company Stockholder Approval	Section 2.3(a)
Company Stockholders’ Meeting	Section 4.3(a)
Company Subsidiaries	Section 2.1
Company Subsidiary Securities	Section 2.4(b)
Confidentiality Agreement	Section 4.14
Continuation Period	Section 4.13(a)
Covered Employees	Section 4.13(a)

Debt Commitment Letter	Section 3.9(a)
Debt Commitment Papers	Section 3.9(a)
Debt Financing	Section 3.9(a)
Debt Financing Source Related Parties	Section 6.3(h)
Debt Payoff	Section 4.16(a)(vi)
DGCL	RECITALS
Dissenting Shares	Section 1.5(a)(i)
Effective Time	Section 1.2
Encouragement Law	Section 2.12(i)
Equity Commitment Letter	Section 3.9(a)
Equity Financing	Section 3.9(a)
Excluded Shares	Section 1.5(a)(i)
Financing	Section 3.9(a)
Financing Agreements	Section 4.15(c)
Financing Commitments	Section 3.9(a)
Go-Shop Period	Section 4.5(a)
Governmental Approvals	Section 5.1(a)
Grants	Section 2.21(b)
Guarantee	RECITALS
Guarantors	RECITALS
In-Licenses	Section 2.15(g)
Innovation Authority	Section 2.20
Interim Option Tax Ruling	Section 4.20(a)
Interim Period	Section 4.1
Internal Reorganization	Section 4.19
Investment Center	Section 2.20
IP Contracts	Section 2.15(h)
Israeli Employees	Section 2.16(e)
Israeli Subsidiary	Section 2.12(i)
Judgment	Section 2.3(c)
Leased Real Property	Section 2.19(b)
Merger	RECITALS
Merger Consideration	Section 1.5(a)(i)
Merger Sub	Preamble
No-Shop Period Start Date	Section 4.5(a)
Option Tax Ruling	Section 4.20(a)
Outside Date	Section 6.1(b)
Out-Licenses	Section 2.15(h)
Parent	Preamble
Parent Disclosure Schedules	Article III Preamble
Parent Employee Benefit Plan	Section 4.13(b)
Parent Material Adverse Effect	Section 3.3(a)
Parent Related Parties	Section 6.3(h)
Payment Agent	Section 1.8(a)
Payment Fund	Section 1.8(a)
Payor	Section 1.9(a)

A-ii

Proxy Statement	Section 4.3(a)
Real Property Lease	Section 2.19(b)
Recommendation Change Notice	Section 4.5(g)
Representatives	Section 4.5(a)
Retained Claims	Section 6.3(h)
Required Amount	Section 3.9(b)
Required Information	Section 4.16(a)(ii)
Sanctions	Section 2.14(c)
SEC	Article III Preamble
Section 14 Arrangement	Section 2.16(e)
Shares	Section 1.5(a)(i)
Solvent	Section 3.11
Sponsor	Section 3.9(a)
Superior Proposal Notice	Section 4.5(g)
Surviving Corporation	Section 1.1
Tax Incentives	Section 2.12(h)
VAT	Section 2.12(l)
Withholding Drop Date	Section 1.9(b)
Withholding Tax Ruling	Section 4.20(c)

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“102 Trustee” means ESOP Management & Trust Services Ltd, Corporation Number 513699538 Deduction File Number 935877779, the trustee appointed by the Company Subsidiary in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Company 102 Awards and Company 102 Shares.

“2012 Plan” means the Amended and Restated Xura, Inc. 2012 Stock Incentive Compensation Plan and its predecessor, the Xura, Inc. 2012 Stock Incentive Plan.

“Acquisition Proposal” means any bona fide written offer or proposal relating to an Acquisition Transaction (other than an offer or proposal by Parent or one of the Company Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company;

A-iii

(b) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and the Company Subsidiaries that constitute or account for (i) 20% or more of the consolidated revenues of the Company, consolidated income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall mean an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any of the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” means any merger, acquisition or other agreement which gives effect to any Acquisition Proposal.

“Company Affiliate” means any Person under common control or treated as a single employer with the Company or any Company Subsidiary within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

A-iv

“Company Data” means all right, title and interest in and with respect to the data contained in the any databases of the Company and Company Subsidiaries (including any and all Trade Secrets and Personal Information) and all other information and data compilations used by, or necessary to, the business of the Company or any Company Subsidiary.

“Company DSU” means each award of director stock units including those granted pursuant to a Director Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan.

“Company Employee” means any current or former employee, officer or director of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any written employment, severance, retention, transaction bonus, change in control, or other similar material Contract between: (a) the Company or any Company Subsidiaries and (b) any Company Employee, other than any such Contract that (x) is terminable “at will” (or following a notice period imposed by applicable Law) without any material obligation on the part of the Company or any of the Company Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law, (y) does not provide for benefits not generally available to all Company Employees providing services in the applicable country, and (z) is in a form provided by the Company to Parent.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company Affiliate or under which the Company or any Company Affiliate would reasonably be expected to have any material liability.

“Company Equity Awards” means the Company Options, Company DSUs and Company RSUs.

“Company ESPP” means the Xura, Inc. 2015 Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change, individually or in the aggregate, that (a) has had or would be reasonably likely to have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect: (i) general economic or political conditions (or changes therein); (ii) conditions or changes in or events generally affecting the industries in which the Company and Company Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), national or international political conditions, armed

A-v

hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent or Merger Sub; (vi) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any changes arising directly or indirectly from the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or any Company Subsidiary; (viii) any natural or man-made disaster or acts of God; (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue, earnings, cost cutting or other predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (x) any litigation with respect to this Agreement or any of the transactions contemplated hereby; or (xi) any failure to obtain any Governmental Approvals set forth in Section 5.1(a) of the Company Disclosure Schedules or to send any notice required thereto; except that in the case of each of clauses (i), (ii), (iii), (iv), (vi) and (viii) such fact, circumstance, change, event, occurrence or effect shall be taken into account to the extent that such fact, circumstance, change, event, occurrence or effect has a disproportionately adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Company Subsidiaries operate (in which case only the disproportionate adverse impact shall be taken into account in determining whether there has been a Company Material Adverse Effect) or (b) would prevent the Company from consummating the Merger or would have an material adverse effect on the ability of the Company to consummate the Merger in a timely manner.

“Company Option” means any option which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans.

“Company Products” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company RSU” means each award of restricted stock units including those granted pursuant to a Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, including any restricted stock unit that is subject to performance-based vesting.

“Company Service Provider” means, at any given time, (i) any Company Employee, or (ii) any director, officer or individual independent contractor or consultant of the Company or any of the Company Subsidiaries.

“Company Termination Fee” means, (i) $12,851,499.07 if the Company Termination Fee is payable pursuant to Section 6.3(b) due to a termination of this Agreement pursuant to Section 6.1(d)(iii) by the Company in order to enter into a definitive Company Acquisition Agreement for a Superior Proposal with an Excluded Party and such Company Acquisition Agreement is entered into within five (5) Business Days following the No-Shop Period Start Date, and (ii) $22,490,123.37 in all other circumstances. The parties agree and acknowledge that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

A-vi

“Compliant” means, with respect to any Required Information, that such Required Information (i) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to made such Required Information not misleading and (ii) contains financial information on the date first delivered that would not be required to be updated under Rule 3-12 of Regulation S-X in order to be current on any day thereafter prior to the Closing Date to permit a registration statement using such financial statements to be declared effective by the SEC.

“Contract” means any written agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Employee Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (ii) any other material employee benefit plan, program, policy, practice or arrangement, including any retirement or deferred compensation plan, profit sharing plan, or unemployment compensation plan, incentive compensation plan, disability plan, or paid time off or leave policy that does not constitute an “employee benefit plan” (as defined in ERISA § 3(3)).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment and natural resources, the regulation of the indoor or outdoor environment or human health and safety, or the reporting, monitoring, regulation, management or disclosure of Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Party” shall mean any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the

A-vii

Board determines in good faith (such determination to be made no later than two (2) Business Day after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal; provided that any such Person or group of Persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such Person and the other Persons who were members of such group, if any, as of the No Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by value) of such Person or group at any time following the No-Shop Period Start Date.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (or any alternative or replacement Debt Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Papers and any joinder agreements or credit agreements relating thereto, and each of the respective former, current or future directors, officers, Affiliates, employees, partners or advisors of the foregoing.

“Financing Sources Provisions” means Section 6.3(h), Section 7.1, Section 7.4, Section 7.5, Section 7.7 and Section 7.12.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means (A) any “hazardous substance,” as defined by CERCLA, (B) any “hazardous waste,” as defined by RCRA or any applicable state Law, and (C) any chemical, substance, product, by-product, pollutant, contaminant, hazardous material, toxic air contaminant, or waste (including substances with similar terminology regulated on account of their actual or suspected deleterious qualities) monitored, regulated, managed or subject to any Environmental Law, including any substances which constitute a nuisance or a trespass.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to a Person, without duplication, (a) all indebtedness for borrowed money (except for any indebtedness among such Person and its wholly owned subsidiaries or among wholly owned Subsidiaries of such Person), (b) all indebtedness for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though

A-viii

the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities and (g) any liability of others described in clauses (a) through (f) above that the Person has guaranteed or that is otherwise its legal liability, and including in clauses (a) through (g) above any accrued and unpaid interest or penalties thereon.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, slogans, trade dress, and other proprietary indicia of goods and services, whether registered or unregistered, and the goodwill associated with the use of and symbolized by any of the foregoing; (ii) internet domain names registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) copyrights, whether registered or unregistered; (iv) formulas, designs, know-how, inventions, methods, processes, compositions and other trade secrets, and other proprietary know-how, confidential data and information used in the business, whether or not patentable; and (v) patentable inventions, including all patentable designs, plants and utility inventions, whether or not patented, and all issuances and applications thereof.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials (collectively, “Trade Secrets”); (iii) copyrights and all other rights corresponding thereto in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks and service marks (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance [New Version] 1961 and all the regulations, rules and orders promulgated therein.

“Knowledge” means, with respect to (x) the Company, the actual knowledge of those individuals set forth in Section 1.1 of the Company Disclosure Schedules that such individuals would have if such individuals had conducted a reasonable inquiry of the individuals having primary responsibility for such matters and (y) Parent or Merger Sub, the actual knowledge of those individuals set forth in Section 1.1 of the Parent Disclosure Schedules that such individuals would have if such individuals had conducted a reasonable inquiry of the individuals having responsibility for such matters.

A-ix

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“NASDAQ” means the Nasdaq Stock Market.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” means a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, or (iii) be redistributed at no charge.

“Ordinary Course License” means a non-exclusive Contract between the Company or any Company Subsidiary and a third party entered into in the ordinary course with respect to Company Products.

“Parent Termination Fee” means an amount, in cash, equal to $38,554,497.21.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permitted Lien” means: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice and not securing amounts more than thirty (30) days overdue; (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; (iii) Liens (other than Liens securing indebtedness for borrowed money but including Liens on cash collateral securing lines of credit in the ordinary course of business consistent with past practice), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or

A-x

continued use and operation of the assets to which they relate; (iv) zoning, building and other similar codes and regulations; (v) Liens discharged substantially concurrent with or prior to the Closing; (vi) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached incurred in the ordinary course of business consistent with past practice; (vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law in the ordinary course of business consistent with past practice; and (viii) Liens arising under Indebtedness set forth Section 2.18(a)(iv) of the Company Disclosure Schedules (other than the Solaiemes financing documents and, in the case of the Israel Lines of Credit, solely to the extent such Liens encumber restricted deposit accounts).

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means a natural person’s name, street address, telephone number, email address, photograph, social security number or other similar governmental identifier, driver’s license number, health information, biometric data, passport number, or customer or account number, user ID, or any other piece of information which on its own or in combination with any other piece of information allows the identification of a natural person.

“Redacted Fee Letters” means the fee letters (including all exhibits, annexes, schedules and attachments thereto) executed by the Financing Sources that have been redacted only with respect to fees, pricing, price caps in “market flex” provisions, other economic terms, thresholds, caps and “securities demand” provisions; provided, that such redactions do not cover terms related to the conditionality, availability or termination of the Debt Financing or other funding being made available by the Financing Sources in any material respect.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Rights Agreement” means the Rights Agreement, dated as of April 29, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” means any Company Subsidiary that is a “significant subsidiary” of the Company, as defined in Regulation S-X.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

A-xi

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” means the 2012 Plan, Company ESPP and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal which did not result from or arise in connection with a material breach of this Agreement that if consummated would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (a) more than 50% of the outstanding Shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Tax” (and, with correlative meaning, “Taxes”) includes (a) any federal, state, local, foreign, net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (b) any liability for the payment of amounts determined by reference to amounts described in clause “(a)” as a result of being or having been a member of any Affiliated Group, as a result of any obligation under any agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing agreement), as a result of being a transferee or successor, or otherwise.

A-xii

“Tax Return” means any return (including any information return, claim for refund or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Technology” means all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all user documentation.

“Transaction Documents” means this Agreement, the Guarantee, the Equity Commitment Letter and the schedules, annexes, appendices and exhibits hereto and thereto.

“Transaction Litigation” means any Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary or Parent and any of its Subsidiaries, as the case may be, arising from or relating to this Agreement or the transactions contemplated hereby, in each case except in connection with the Financing.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, and, for purposes of Section 3.11 only, including, in reference to the obligations of Merger Sub and Parent hereunder, the Financing.

“Triggering Event” shall be deemed to have occurred if, prior to receiving the Company Stockholder Approval: (i) the Company Board shall have effected a Change in Company Board Recommendation; (ii) the Company shall have failed to recommend the Merger and the approval of this Agreement by the stockholders of the Company; (iii) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have executed any Contract relating to any Acquisition Proposal other than an Acceptable Confidentiality Agreement expressly permitted in Section 4.5 of this Agreement; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) there has been a material breach of either Section 4.4 or Section 4.5.

“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

A-xiii

“Unvested Company DSU” means a Company DSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Valid Tax Certificate” means a valid ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Payor, that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company DSU” means a Company DSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

A-xiv